CONSTRUCTION AND TERM LOAN AGREEMENT

by and among

SHOW ME ETHANOL, LLC

and

FCS FINANCIAL, PCA
Administrative Agent

and the Banks named herein

dated
as of
MARCH 1, 2007

LIST OF SCHEDULES AND EXHIBITS
Schedule 2.01(a)	Commitments
Schedule 3.01(c)	Real Property
Schedule 4.01(a)	Description of Certain Transactions Related to the Borrower’s Membership Units
Schedule 4.01(f)	Description of Certain Threatened Actions, etc.
Schedule 4.01(k)	Office Locations; Fictitious Names; Etc.
Schedule 4.01(n)	Intellectual Property
Schedule 4.01(p)	Exceptions to Environmental Compliance
Schedule 5.02(a)	Description of Certain Liens, Lease Obligations, etc.

Exhibit A	Borrower’s Equity
Exhibit B	Compliance Certificate
Exhibit C	Sworn Construction Statement
Exhibit D	Form of Construction Promissory Note
Exhibit E	Form of Term Promissory Note

CONSTRUCTION AND
TERM LOAN AGREEMENT

THIS CONSTRUCTION AND TERM LOAN AGREEMENT dated as of March 1, 2007, is entered into by and among SHOW ME ETHANOL, LLC, a Missouri limited liability company (the “Borrower”) and FCS FINANCIAL, PCA (“FCS”) and the additional commercial, banking or financial institutions whose signatures appear on the signature pages hereof or which hereafter become parties hereto pursuant to Section 8.07 of this Agreement (FCS and such other additional commercial, banking or financial institutions are sometimes referred to hereinafter collectively as the “Banks” and individually as a “Bank”), and FCS FINANCIAL, PCA, as agent (the “Agent”) for itself and the other Banks. In consideration of the premises herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

ARTICLE I.
DEFINITIONS AND ACCOUNTING MATTERS

Section 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings. Terms not otherwise defined in this Agreement shall have the meanings attributed to such terms in the Uniform Commercial Code, as adopted in the State of Missouri (the “State”) and amended from time to time (the “UCC”). All references to dollar amounts shall mean amounts in lawful money of the United States of America.

“Accounts” means all of the Borrower’s “Accounts”, as such term is defined in the UCC, including, without limitation, the aggregate unpaid obligations of customers and other account debtors to Borrower arising out of the sale or lease of goods or rendition of services by Borrower on an open account or deferred payment basis.

“Advances” means the loans made to Borrower under Section 2.01 of this Agreement.

“Affiliate” means, as to any Person, any other Person: (a) that directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, such Person; (b) that directly or indirectly beneficially owns or holds ten percent (10%) or more of any class of voting stock of such Person; or (c) ten percent (10%) or more of the voting stock of which is directly or indirectly beneficially owned or held by the Person in question. The term “control” means the possession, directly or indirectly, of the power to direct or cause direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise; provided, however, in no event shall the Agent, any Bank, Ray-Carroll, or CMB be deemed an Affiliate of the Borrower or any of their subsidiaries.

“Agent” means FCS Financial, PCA, and its successors and assigns.

“Agent Office” means the Agent’s address as set forth in Section 8.02, or such other address as the Agent may from time to time notify the Borrower and the Banks.

“Agreement” means this Construction and Term Loan Agreement, as this Construction and Term Loan Agreement may be amended or modified from time to time, together with all exhibits and schedules attached to this Construction and Term Loan Agreement from time to time.

“Applicable Margin” shall mean (i) with respect to such portions of the Construction Loan or Term Loan which are Base Rate Loans, the Base Margin, and (ii) with respect to such portions of the Construction Loan or Term Loan which are LIBOR Rate Loans, the LIBOR Margin.

“Assignment Fee” means a fee payable to the Agent in the amount of Five Thousand Dollars ($ 5,000.00).

“Banks” means the lenders identified on Schedule 2.01(a) of this Agreement, including FCS Financial, PCA.

“Base Margin” shall mean (i) with respect to such portions of the Construction Loan which are Construction Base Rate Loans, .50%, and (ii) with respect to such portions of the Term Loan which are Term Base Rate Loans, 0%.

“Base Rate” shall mean the prime rate as reported on the 10th day of the calendar month by The Wall Street Journal in its listing of money rates, defined therein as “the base rate on corporation loans posted by at least 75% of the nation’s thirty largest banks.” If a prime rate is not reported on the 10th day of a calendar month, the prime rate reported on the first Business Day preceding the 10th day of the calendar month will be used. The Base Rate shall be determined monthly, and any adjustment shall be effective on the first day of the following calendar month.

“Base Rate Loan” shall mean a Construction Base Rate Loan or a Term Base Rate Loan.

“Borrower” means Show Me Ethanol, LLC, a Missouri limited liability company, together with its permitted successors and assigns.

“Borrower’s Equity” means all equity of the Borrower as contributed by its members and set forth on Exhibit A attached hereto.

“Business Day” means any day other than a Saturday, Sunday, or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, the state where the Agent’s Office is located and, if such day relates to any LIBOR Rate, means any such day on which dealings in dollar deposits are conducted by and between banks in the applicable offshore dollar interbank market.

“Capital Expenditures” means, for any period, the sum of all amounts that would, in accordance with generally accepted accounting principles consistently applied, be included as additions to property, plant and equipment on a statement of cash flows for the Borrower during such period, with respect to: (a) the acquisition, construction, improvement, replacement or betterment of land, buildings, machinery, equipment or of any other fixed assets or leaseholds; or (b) other capital expenditures and other uses recorded as capital expenditures having substantially the same effect.

“Capital Lease” means any lease of property which shall have been or should be, in accordance with generally accepted accounting principles, recorded as a capital lease.

“Closing Date” means March 7, 2007.

“Closing Fee” shall have the meaning as set forth in Section 2.04.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended.

“CMB” means Central Missouri Biofuels, LLC, a Missouri limited liability company.

“Collateral” means and includes, without limitation, all property and assets granted as collateral security for the Loans, whether real or personal property, whether granted directly or indirectly, whether granted now or in the future, and whether granted in the form of a security interest, mortgage, assignment of rents, deed of trust, assignment, pledge, chattel mortgage, chattel trust, factor's lien, equipment trust, conditional sale, trust receipt, lien, charge, lien or title retention contract, lease or consignment intended as a security device, or any other security or lien interest whatsoever, whether created by law, contract or otherwise.

“Commencement of Construction” means the date on which the digging of the foundation for the Project begins.

“Commitment” means the amount committed by each of the Banks as set forth in Schedule 2.01.

“Completion Date” means the earlier of (a) the completion of the construction and equipping of the Project, as evidenced by the issuance of all necessary certificates of occupancy by Governmental Authorities and certification of completion by the Borrower and the Design/Builder, or (b) twenty (20) months from the Closing Date.

“Compliance Certificate” means a certificate of the chief financial officer, or any other officer acceptable to the Agent, of the Borrower, in the form attached hereto as Exhibit B, setting forth the calculations of current financial covenants and stating: (a) the Financial Statements are true and correct and have been prepared in accordance with generally accepted accounting principles consistently applied; (b) whether they have knowledge of the occurrence of any Event of Default under this Agreement, and if so, stating in reasonable detail the facts with respect thereto; and (c) that they reaffirm and ratify the representations and warranties, as of the date of the certificate, contained in this Agreement.

“Construction Base Rate Loan” shall mean any part of the Construction Loan which bears interest at a rate determined by reference to the Base Rate.

“Construction Contracts” means any and all contracts, written or oral, between the Borrower and any Contractor, and any subcontractor and between any of the foregoing, and any other person or entity relating in any way to the construction of the Project, including the performing of labor or the furnishing of standard or specially fabricated materials, machinery or equipment in connection therewith.

“Construction Disbursing Agreement” means the Construction Disbursing Agreement, of even date herewith, executed by the Disbursing Agent, the Borrower, and the Agent, as the same may be from time to time amended, modified, or supplemented.

“Construction LIBOR Rate Loan” shall mean any portion of the Construction Loan which bears interest at a rate determined by reference to the LIBOR Rate.

“Construction Loan” means the loan from the Banks to the Borrower an amount not to exceed Forty-eight Million Dollars ($48,000,000.00) pursuant to the terms and conditions provided for in this Agreement.

“Construction Period” means that period of time beginning on the Closing Date and ending on the Conversion Date.

“Construction Schedule” means a monthly schedule of the anticipated progress on the Project and anticipated Completion Date for the Project, certified as accurate in all material respects by the Borrower and the Design/Builder.

“Consulting Engineer” means BKBM Engineers, Inc., a Minnesota corporation, and its successors and permitted assigns.

“Contractor” means any person or entity, including the Design/Builder, engaged to work on or to furnish materials or supplies for the Project.

“Conversion Date” means the date which is no later than sixty (60) days following the Completion Date.

“County” means the Carroll County, Missouri.

“DGS” means wet and dried distillers grains, which, along with ethanol, will be produced by the Borrower.

“Debt” means: (A) indebtedness for borrowed money or for the deferred purchase price of property or services; (B) obligations as lessee under Capital Leases; (C) obligations under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clause (A) or (B) above or (E) through (F) below; (D) liabilities in respect of unfunded vested benefits under plans covered by Title IV of ERISA; (E) indebtedness in respect of mandatory redemption or mandatory dividend rights on equity interests but excluding dividends payable solely in additional equity interests; and (F) all obligations of a Person, contingent or otherwise, for the payment of money under any non-compete, consulting or similar agreement entered into with the seller of a company or its assets or any other similar arrangements providing for the deferred payment of the purchase price for an acquisition permitted hereby or an acquisition consummated prior to the date hereof.

“Debt Service Coverage Ratio” means the ratio of (i) Net Income net of Income Taxes plus amortization and depreciation expense divided by (ii) the sum of Interest Expense and the scheduled principal payments on Long Term Debt (excluding any payments made pursuant to Section 2.03(d) hereof), all as calculated based on the immediately preceding twelve-month period which ended on the calculation date.

“Deed of Trust” means that certain Deed of Trust and Security Agreement of even date herewith, pursuant to which a mortgage interest shall be given by the Borrower to the Agent in the Real Property to secure payment to the Agent of the Loan Obligations.

“Default Rate” means the lesser of: (i) the Maximum Rate (which shall mean the maximum nonusurious interest rate, if any, at any time, or from time to time, that may be contracted for, taken, reserved, charged or received under applicable state or federal laws); or (ii) the rate per annum which shall from day-to-day be equal to two percent (2%) in excess of the then applicable rate of interest.

“Design/Builder” means ICM, Inc., a Kansas Corporation, and its successors and assigns.

“Disbursing Agent” means Chicago Title Insurance Company, with an office at 106 W. 11th Street, Suite 1500, Kansas City, Missouri 64105, and its successors and assigns.

“Disbursing Account” means a deposit account established by the Disbursing Agent for purposes of making Advances under this Agreement pursuant to the terms of the Construction Disbursing Agreement.

“Disbursement Expiration Date” shall be the Conversion Date.

“Distributions” has the meaning set forth in Section 5.02(b).

“Draw Request” means a request for an Advance, prior to the Disbursement Expiration Date, submitted by the Borrower to the Agent and the Disbursing Agent, in accordance with the terms and conditions of the Construction Disbursing Agreement.

“Dollars” and “$” shall mean lawful currency of the United States of America.

“Environmental Laws” means all federal, state and local laws, ordinances, and regulations relating to environmental, health, safety and land use matters applicable to any property.

“EBITDA” means for any period, the total of the following (each calculated without duplication) of the Borrower for such period: (i) Net Income from operations according to generally accepted accounting principles; plus (ii) any provision for (or less any benefit from) Income Taxes included in determining such Net Income; plus (iii) Interest Expense deducted in determining such Net Income; and plus (iv) amortization and depreciation expense deducted in determining such Net Income, but before Extraordinary Items.

“EPC Contract” shall have the meaning as specified in Section 3.01(o).

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Events of Default” has the meaning specified in Section 6.01.

“Excess Cash Flow” means, with respect to a fiscal year of the Borrower, the amount of cash flow from operations that exceeds Net Income plus depreciation for said fiscal year less (Capital Expenditures, scheduled Term Loan principal payments, and Distributions for said fiscal year).

“Extraordinary Items” means items which are material and significantly different from the Borrower’s typical business activities, determined in accordance with generally accepted accounting principles, consistently applied.

“Fixed Rate” shall mean a fixed rate of interest per annum, determined by Agent as of the Conversion Date, applicable to the Type of Term Fixed Rate Loan requested by the Borrower as of the Conversion Date and permitted under this Agreement.

“Governmental Authority” means and includes any and all courts, boards, agencies, commissions, offices, or authorities of any nature whatsoever for any governmental unit (federal, state, county, district, municipal, city, or otherwise) whether now or hereafter in existence.

“Hazardous Substances” shall mean dangerous, toxic or hazardous pollutants, contaminants, chemicals, waste, materials or substances, as defined in or governed by the provisions of any Environmental Laws.

“Income Taxes” means the applicable state, local or federal income tax liabilities of the Borrower on the Net Income of the Borrower.

“Interest Expense” means for any period, the total interest expense of the Borrower.

“Interest Period” means with respect to each LIBOR Rate Loan, the period commencing on the date such Loan is established or converted from a Base Rate Loan or, with respect to a conversion between LIBOR Rate Loans, the last day of the next preceding Interest Period with respect to such LIBOR Rate Loan, and ending on the numerically corresponding day in the first, third or sixth calendar month thereafter, as the Borrower may select as provided in Section 2.03(b), except that each such Interest Period which commences on the last Business Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Business Day of the appropriate subsequent calendar month. Notwithstanding the foregoing: (a) each Interest Period which would otherwise end on a day which is not a Business Day shall end on the next succeeding Business Day or if such succeeding Business Day falls into the next succeeding calendar month, on the next preceding Business Day; and (b) any Interest Period which would otherwise extend beyond the Maturity Date shall end on the Maturity Date; (c) no more than four (4) Interest Periods shall be in effect at the same time; and (d) no Interest Period or any LIBOR Rate Loan shall have the duration other than one (1) month, three (3) months or six (6) months and, if the Interest Period would otherwise be a shorter period, the related LIBOR Rate Loan shall not be available hereunder.

“Inventory” shall mean any and all goods which shall at any time constitute “inventory” (as defined in the UCC) of the Borrower, wherever located (including without limitation, goods in transit) or which from time to time are held for sale, lease or consumption, furnished under any contract of service or held as raw materials, work in process, finished inventory or supplies (including, without limitation, packaging and/or shipping materials).

“IRC” shall mean the Internal Revenue Code of 1986, as amended, as in effect at any time, together with all regulations, rulings and interpretations thereof or thereunder issued by the Internal Revenue Service.

“Laws” has the meaning set forth in Section 5.01(a).

“LIBOR Margin” shall mean (i) with respect to such portions of the Construction Loan which are Construction LIBOR Rate Loans, 3.00% and, (ii) with respect to such portions of the Term Loan which are Term LIBOR Rate Loans, 2.50%.

“LIBOR Rate” (London Interbank Offered Rate) shall mean the London interbank offered rate per annum for one, three or six month deposits (as applicable) in United States dollars, as determined by the British Banker’s Association average of interbank offered rates for United States dollar deposits in the London market based on quotations at sixteen (16) major banks, as published in the “Money Rates” Section of The Wall Street Journal as of the applicable determination date; provided, if Lender determines that the foregoing source is unavailable for the applicable Interest Period, Lender shall determine LIBOR based on a new index which is based on comparable information.

“LIBOR Rate Loan” shall mean a Construction LIBOR Rate Loan or a Term LIBOR Rate Loan.

“Loan/Loans” means the loans extended to the Borrower by the Agent and the Banks pursuant to this Agreement, whether (i) with respect to the Construction Loan, Construction Base Rate Loans or Construction LIBOR Rate Loans, (ii) with respect to the Term Loan, Term Base Rate Loans, Term LIBOR Rate Loans, or Term Fixed Rate Loans, and (iii) with respect to Term Fixed Rate Loans, Term Fixed Rate Non-Prepayment Penalty Loans or Term Fixed Rate Prepayment Penalty Loans.

“Loan and Carrying Charges” means all commitment fees to the Agent or the Banks, brokerage fees, standby fees, interest charges, service fees, attorneys’ fees, contractors’ fees, developers’ fees, funding fees, title insurance fees and charges, recording fees, registration taxes, real estate taxes, special assessments, insurance premiums, utility charges incurred by the Borrower in the construction of the Project and issuance of the Notes, all costs incurred in acquisition of the Real Property and any other costs incurred in the development of the Project.

“Loan Documents” means this Agreement, the Note, the Security Agreement, the Deed of Trust, and all other agreements, documents, instruments, and certificates of the Borrower delivered to, or in favor of, the Agent or the Banks under this Agreement or in connection herewith or therewith, including, without limitation, all agreements, documents, instruments, certificates and delivered in connection with the extension of Advances by the Agent.

“Loan Obligations” means all obligations, indebtedness, and liabilities of the Borrower to the Agent or the Banks arising pursuant to any of the Loan Documents, whether now existing or hereafter arising, whether direct, indirect, related, unrelated, fixed, contingent, liquidated, unliquidated, joint, several, or joint and several, including, without limitation, the obligation of the Borrower to repay the Advances, interest on the Advances, and all fees, costs, and expenses (including attorneys' fees and expenses) provided for in the Loan Documents.

“Long Term Debt” means Debt that matures more than one (1) year after the date of determination thereof.

“Maintenance Capital Expenditures” means all Capital Expenditures paid in the ordinary course of business to maintain existing business operations of the Borrower in any fiscal year, determined in accordance with generally accepted accounting principles, consistently applied.

“Material Adverse Effect” means any set of circumstances or events which: (i) has or could reasonably be expected to have any material adverse effect upon the validity or enforceability of any Loan Documents or any material term or condition contained therein; (ii) is or could reasonably be expected to be material and adverse to the condition (financial or otherwise), business assets, operations, or property of the Borrower; or (iii) materially impairs or could reasonably be expected to materially impair the ability of the Borrower to perform the obligations under the Loan Documents.

“Maximum Rate” means the rate set forth in Section 2.07(a).

“Net Income” means income from operations after all expenses, including salaries and bonuses determined according to generally accepted accounting principles.

“Net Worth” means total assets less total liabilities, total assets and total liabilities each to be determined in accordance with generally accepted accounting principles consistent with those applied in the preparation of the financial statements referred to in Section 5.01(c) for the Borrower, excluding, however, from the determination of total assets: (i) goodwill, organizational expenses, research and development expenses, trademarks, trade names, copyrights, patents, patent applications, licenses and rights in any thereof, and other similar intangibles; (ii) membership units held by the Borrower; (iii) securities which are not readily marketable; (iv) cash held in a sinking or other analogous fund established for the purpose of redemption, retirement or prepayment of membership units or Debt; (v) any write-up in the book value of any asset resulting from a revaluation thereof subsequent to the Closing Date; (vi) amortized start-up costs; and (vii) any items not included in clauses (i) through (vi) above which are treated as intangibles in conformity with generally accepted accounting principles.

“Note/Notes” means, with respect to the Loans, those promissory notes of even date herewith executed and delivered to the Agent and the Banks by the Borrower in the aggregate total principal amount of Forty-eight Million Dollars ($48,000,000.00).

“Ordinary Trade Payable Dispute” means trade accounts payable, in an aggregate amount not in excess of $200,000 with respect to the Borrower, with respect to which: (a) there exists a dispute between Borrower and the vendor; (b) the Borrower is contesting the same in good faith by appropriate proceedings; and (c) the Borrower has established appropriate reserves on its financial statements.

“Outstanding Credit” means, at any time of determination, the aggregate amount of Advances then outstanding.

“Permitted Liens” shall have the meaning set forth in Section 5.02(a).

“Person” means any individual, corporation, business trust, association, company, partnership, joint venture, governmental authority, or other entity.

“Personal Property” means all buildings, structures, equipment, fixtures, improvements, building supplies and materials and personal property now or hereafter attached to, located in, placed in or necessary to the use of the improvements on the Real Property including, but without being limited to, all machinery, fixtures, equipment, furnishings, and appliances, as well as all renewals, replacements, additions, and substitutes thereof, and all products and proceeds thereof, and including without limitation all Accounts, Inventory, instruments, chattel paper, other rights to payment, money, deposit accounts, contract rights, insurance proceeds and general intangibles of the Borrower, whether now owned or hereafter acquired.

“Plans and Specifications” means the final plans and specifications for the construction of the Project, to be prepared by the Design/Builder, and all amendments and modifications thereof approved by Agent.

“Project” means any and all buildings, structures, fixtures or other improvements made to the Real Property as part of the construction of a 55mm gyps drymill ethanol plant in Carroll County, Missouri, for which the Loan to Borrower is being made to the Borrower by the Agent and the Banks under the terms and subject to the conditions of this Agreement.

“Project Costs” means the total of all direct and indirect costs of acquiring the Real Property and constructing and equipping the Project, together with all Loan and Carrying Charges.

“Pro Rata Share” means, with reference to any Bank at the time any determination thereof is to be made, a fraction, expressed as a percentage, the numerator of which shall be an amount equal to the sum of such Bank's Commitment then in effect and the denominator of which shall be an amount equal to the sum of the Commitments of all the Banks then in effect.

“Ray-Carroll” means Ray-Carroll County Grain Growers, Inc., a Missouri corporation, and its successors and assigns.

“Real Property” means that real property located in the County of Carroll, State of Missouri, owned by the Borrower, upon which the Project is to be constructed and which is described in Schedule 3.01(c).

“Related Documents” means and includes without limitation all promissory notes, credit agreements, loan agreements, guaranties, security agreements, mortgages, deeds of trust, assignments and all other instruments, agreements and documents, whether now or hereafter existing, executed in connection with the Loans.

“Required Banks” means a Bank or Banks holding greater than sixty-six percent (66%) of the Outstanding Credit, or if no Advances are outstanding hereunder, then a Bank or Banks holding greater than sixty-six percent (66%) of the Commitments.

“Revolving Credit Agreement” means that certain Revolving Credit Agreement to be entered into by and between Borrower and the Revolving Credit Lender.

“Revolving Credit Facility” means that certain loan from the Revolving Credit Lender to Borrower in the amount to be determined and made pursuant to that certain Revolving Credit Agreement.

“Revolving Credit Lender” means FCS Financial, PCA.

“SARA” means the Superfund Amendment and Reauthorizations Act of 1986, as amended.

“Security Agreement” means and includes, without limitation, any agreements, promises, covenants, arrangements, understandings, or other agreements, whether created by law, contract, or otherwise, which evidence, govern, represent, or create a Security Interest, as the same has been and may hereafter be amended or otherwise modified.

“Security Interest” means and includes without limitation any type of collateral security, whether in the form of a lien, charge, mortgage, assignment of rents, deed of trust, assignment, pledge, chattel mortgage, chattel trust, factor’s lien, equipment trust, conditional sale, trust receipt, lien or title retention contract, lease or consignment intended as a security device, or any other security or lien interest whatsoever, whether created by law, contract, or otherwise.

“Servicing Fee” shall have the meaning set forth in Section 7.10.

“Shortfall Escrow Fund” shall have the meaning set forth in Section 2.02(d).

“Start-Up Date” means that date that ethanol and DGS production of the Project begins after successful completion of the seven-day performance test referenced in Section 4.01B3 of the EPC Contract.

“State” means the State of Missouri.

“Subordinated Debt” means any and all Debt of Borrower held by any Person other than Agent, any Bank, or the Revolving Credit Lender pursuant to either this Agreement or the Revolving Credit Agreement.

“Sworn Construction Statement” means a sworn construction statement, sworn to by the Borrower and the Design/Builder, and of a form and substance acceptable to the Agent.

“Term Base Rate Loan” shall mean any portion of the Term Loan which bears interest at a rate determined by reference to the Base Rate.

“Term Fixed Rate Loan” shall mean any portion of the Term Loan which bears interest at a rate determined by reference to a Fixed Rate.

“Term Fixed Rate Prepayment Penalty Loan” shall mean a Term Fixed Rate Loan which is subject to such prepayment and conversion penalties and premiums effective as of or after the Conversion Date as established by the Bank at the time of making the Term Fixed Rate Loan for such loans as offered by said Bank to other commercial borrowers similarly situated and under similar circumstances.

“Term Fixed Rate Non-Prepayment Penalty Loan” shall mean a Term Fixed Rate Loan which is not subject to any prepayment or conversion penalties or premiums; provided, however, the Term Fixed Rate Non-Prepayment Penalty Loan cannot be prepaid within one (1) year following conversion.

“Term Fixed Rate Loan Prepayment Penalty Period” shall mean, with respect to a Term Fixed Rate Prepayment Penalty Loan, such period of time, commencing with the borrowing date of such Loan, during which such Loan may not be prepaid and/or converted without a premium or penalty as established by the Bank making the Term Fixed Rate Prepayment Penalty Loan for such loans as offered by such Bank to other commercial borrowers similarly situated and under similar circumstances. With respect to a Term Fixed Rate Prepayment Penalty Loan, the period during which such Loan may not be prepaid without premium or penalty may not be the same period during which said Loan may not be converted without premium or penalty.

“Term LIBOR Rate Loan” shall mean any portion of the Term Loan which bears interest at a rate determined by reference to the LIBOR Rate.

“Term Loan” means the loan from the Agent to the Borrower in the amount and pursuant to the terms and conditions provided for in Section 2.03.

“Term Maturity Date” means one hundred twenty (120) months from the Conversion Date.

“Title Insurance” means the Agent’s title insurance policy, in form and substance satisfactory to the Agent and containing no exceptions (printed or otherwise) which are unacceptable to Agent, issued by a title insurer acceptable to the Agent, in the face amount of the Total Commitment, insuring that Agent has a first and prior lien on the Real Property and containing such endorsements as Agent may require.

“Total Commitment” means the sum of the Commitments as set forth in Schedule 2.01.

“Total Debt” means the unpaid principal balance of the Loans.

“Type” shall mean (i) with respect to the Construction Loan, whether such Loan is a Construction Base Rate Loan or a Construction LIBOR Rate Loan, (ii) with respect to a Term Loan, whether such Loan is a Term Base Rate Loan, a Term LIBOR Rate Loan or a Term Fixed Rate Loan, and (iii) with respect to Term Fixed Rate Loan, whether such Loan is a Term Fixed Rate Non-Prepayment Penalty Loan or a Term Fixed Rate Prepayment Penalty Loan.

“Unused Commitment Fee” has the meaning specified in Section 2.05.

“Working Capital” means current assets of the Borrower less current liabilities of the Borrower.

Section 1.02. Accounting Matters. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles consistently applied, except as otherwise stated herein. To enable the ready and consistent determination of compliance by the Borrower with its obligations under this Agreement, the Borrower will not change the last day of its fiscal year or the last days of the first three fiscal quarters of its fiscal years.

Section 1.03. Construction. Wherever herein the singular number is used, the same shall include the plural where appropriate, and words of any gender shall include each other gender where appropriate. The headings, captions or arrangements used in any of the Loan Documents are, unless specified otherwise, for convenience only and shall not be deemed to limit, amplify or modify the terms of the Loan Documents, nor affect the meaning thereof.

ARTICLE II.
AMOUNTS AND TERMS OF THE CONSTRUCTION LOAN AND THE TERM LOAN

Section 2.01. Construction Loan

(a) Construction Loan. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties set forth in this Agreement, the Agent and the Banks agree to lend to Borrower and Borrower agrees to borrow from Agent and the Banks a construction loan (the “Construction Loan”) in the aggregate amount of Forty-eight Million Dollars ($48,000,000.00). Said amount shall be loaned pursuant to the terms and conditions set forth in this Agreement. Subject to this Section and Section 2.07 hereof, Loans extended with respect to the Construction Loan shall be comprised of Construction Base Rate Loans and/or Construction LIBOR Rate Loans, as selected by the Borrower.

(b) Advances. The Construction Loan may be funded by Advances on the Note made prior to the Disbursement Expiration Date to be used for the construction of the Project, on a request for advance from the Borrower (the “Draw Request”). No Advances shall be made by the Agent subsequent to the Disbursement Expiration Date. Each Bank agrees, severally and not jointly, in accordance with their Pro Rate Shares and on the terms and conditions hereinafter set forth, to extend credit to the Borrower from time to time during the Construction Period by making Advances to the Borrower provided, however, that at no time shall the Outstanding Credit applicable to a Bank exceed such Bank's Commitment as set forth in Schedule 2.01(a). In the case all or any portion of the Advance is to be a Construction LIBOR Rate Loan, the Draw Request by the Borrower must be made on a Business Day which is at least three (3) Business Days prior to the date of such Advance. In the case all or any portion of the Advance is to be a Construction Base Rate Loan, the Draw Request shall be on the date of such Advance. In either case, the Draw Request must specify the amount of the Advance, the Type of Loan to be applicable to such Advance and if a Construction LIBOR Rate Loan is selected, the Interest Period therefore. An Interest Period for a Construction LIBOR Rate Loan may not extend beyond the Conversion Date. No Construction LIBOR Rate Loan shall be established while an Event of Default exists or if the interest rate for such Construction LIBOR Rate Loan would exceed the Maximum Rate. Each Construction LIBOR Rate Loan shall be in an amount equal to $1,000,000.00 or incremental multiples of $1,000,000.00. No more than four (4) Construction LIBOR Rate Loans may be outstanding at any time. A Construction Loan shall be considered a Construction Base Rate Loan unless the Borrower notifies the Agent that the Loan is to be a Construction LIBOR Rate Loan. Any Draw Request received after 12:00 p.m. (noon) (St. Louis, Missouri time) shall be deemed to have been received and be effective on the next Business Day. The Agent will notify each Bank by 12:00 p.m. (noon) (St. Louis, Missouri time) on the effective date of receipt of the Draw Request of the aggregate principal amount of the requested and approved Advance. Upon the giving of any notice by the Agent, each such Bank shall make available to the Agent, in immediately available funds, an amount equal to its Pro Rata Share of the aggregate principal amount of the Advance subject to such notice by not later than 12:00 p.m. (noon) (St. Louis, Missouri time) on the next Business Day, whether or not the conditions to an Advance under Article III are satisfied.

(c) Payment of Construction Loan. Prior to the Conversion Date, accrued interest on the Construction Loan shall be payable in monthly installments on the first day of the month following the date of the first advance on the Construction Loan and continuing on the first day of every month thereafter until the Construction Loan, or some portion thereof, is converted to the Term Loan; provided, however, if any part of the Construction Loan outstanding at anytime is a LIBOR rate loan, then the interest accrued shall be paid as set forth in Section 2.07(c). If not sooner converted to the Term Loan, and to the extent not so converted, the outstanding principal balance and all accrued interest due on the Construction Loan will be due and payable in full on the Conversion Date. During the term of the Construction Loan, the parties acknowledge and agree that Borrower may use the proceeds from the Advances to cover interest due on the Construction Loan. Additionally, the parties agree that in connection with each Draw Request, Borrower shall set forth the amount of the Draw Request that should be allocated to payment of interest on the Construction Loan and the amount of funds allocated to the Project. Notwithstanding any other provision of this Agreement, Advances to pay interest due on the Construction Loan shall not be made to the Disbursing Agent but shall instead be made to the Agent who shall disburse such funds to each Bank in payment of accrued interest payable to such Bank.

(d) Construction Loan Term. The Construction Loan term shall run for a period beginning on the date of this Agreement and ending on the Conversion Date. On the Conversion Date, the Construction Loan shall become fully due and payable, except for that part, if any, of the Construction Loan which is converted into a Term Loan pursuant to the terms of this Agreement.

(e) Collateral. Subject to the terms of Section 8.14 hereof, as security for the payment and performance of all obligations of Borrower to Agent and to the Banks, with respect to the Construction Loan, including, but not limited to, principal and interest under the Notes, fees, funding losses, reimbursements, and all other Loan Obligations under any of the Loan Documents, Borrower shall grant to, and maintain for, the Agent, for the benefit of the Banks, a first lien and Security Interest, pursuant to the Deed of Trust and the other Security Agreements, in all Real Property and Personal Property of the Borrower, now owned or hereafter acquired by Borrower.

Section 2.02. Disbursement of the Advances.

(a) Disbursing Account. Disbursements of the Advances will be made by the Agent and the Disbursing Agent in the manner provided in the Construction Disbursing Agreement. Subject to Section 2.02(b) below, all disbursements will be made by wire transferring such funds to the Disbursing Account in the amount of each Draw Request which is approved pursuant to the Construction Disbursing Agreement. All Loan funds will be considered to have been advanced to and received by the Borrower upon, and interest on such funds will be payable by the Borrower from and after, their deposit in the Disbursing Account.

(b) Agent’s Application of Loan Proceeds. Notwithstanding the provisions of Section 2.02(a), above, the Agent may elect, upon ten (10) days’ notice to the Borrower, to use the Loan funds to pay, as and when due, any fees owing to Agent, interest on the Loan, release charges under prior mortgages on the Property, and legal fees and disbursements of the Agent’s attorneys which are payable by the Borrower, unless Borrower causes such amount(s) to be paid within said ten (10) days. Such payments may be made, at the option of the Agent, by debiting or charging the Loan funds in the amount of such payments.

(c) Cost Information. All disbursements will be based upon a detailed breakdown of the Project Costs, as set forth in a Sworn Construction Statement, the form of which is attached as Exhibit C to this Agreement. In the event that the Borrower becomes aware of any change in the approved Project Costs, which would increase the total cost (including any contingencies) in excess of One Million Dollars ($1,000,000.00) above the amount shown on the attached Sworn Construction Statement, the Borrower shall immediately notify the Agent in writing and promptly submit to the Agent for its approval a revised Sworn Construction Statement. No further disbursements need be made by the Disbursing Agent unless and until the revised Sworn Construction Statement is approved. The Agent reserves the right to approve or disapprove any revised Sworn Construction Statement in its reasonable discretion.

(d) Loan in Balance, Deposit of Funds by Borrower. The Borrower shall keep the Construction Loan in balance as provided in this Section. If the Agent at any time reasonably determines that the amount of the undisbursed Loan proceeds will not be sufficient to fully pay for all costs required to complete the construction of the Project in accordance with the approved Plans and Specifications and for all Project Costs to be incurred by the Borrower, whether such deficiency is attributable to changes in the work of construction or in the Plans and Specifications or to any other cause, the Agent may direct the Borrower to deposit with Disbursing Agent an amount equal to the amount of the shortage reasonably determined by the Agent (the “Shortfall Escrow Fund”). The Borrower shall then deposit the required funds with the Agent within ten (10) days after the date of the Agent’s written demand. Disbursement of funds from the Shortfall Escrow Fund shall be in accordance with the terms of the Construction Disbursing Agreement.

(e) Additional Security. The Borrower irrevocably assigns to the Agent and the Banks and grants to the Agent and the Banks a security interest in, as additional security for the performance of the Borrower’s obligations under this Agreement and the Related Documents, its interest in all funds held by the Disbursing Agent, whether or not disbursed, all funds deposited by the Borrower with the Agent under this Agreement, to the extent assignable, all governmental permits obtained for the lawful construction of the Project, and all reserves, deferred payments, deposits, refunds, cost savings, and payments of any kind relating to the construction of the Project. Upon any default of the Borrower, the Agent may use any of the foregoing for any purpose for which the Borrower could have used them under this Agreement or with respect to the construction or financing of the Project. The Agent will also have all other rights and remedies as to any of the foregoing which are provided under applicable law or in equity and Borrower shall execute any and all documents reasonably requested by Agent to evidence this assignment.

(f) Conditions Precedent to All Advances. The obligation of the Agent and the Banks to make each Advance under the Note, shall be subject to the terms, conditions and covenants set forth in this Agreement, and the Construction Disbursing Agreement, including, without limitation, the following further conditions precedent:

(i) Loan in Balance. The Loan is in balance, as required by the provisions of Section 2.02(d), above;

(ii) Use of Borrower’s Equity. Borrower shall have fully disbursed, in the construction of the Project, or placed in escrow with the Disbursing Agent, a portion of Borrower’s Equity in an amount of not less than Fifteen Million Eight Hundred Thousand Dollars ($15,800,000.00);

(iii) Draw Request. The Borrower has submitted to the Agent and the Disbursing Agent a Draw Request for each such Advance, which such Draw Request shall comply with the requirements contained in this Agreement and the Construction Disbursing Agreement;

(iv) Compliance With Disbursing Agreement. All of the terms and conditions of the Construction Disbursing Agreement have been satisfied with respect to each Advance;

(v) Government Action. No license, permit, permission or authority necessary for the construction of the Project has been revoked or challenged by or before any Governmental Authority;

(vi) Sworn Construction Statement. If required by the Agent, the Borrower shall furnish to the Agent an updated Sworn Construction Statement setting forth the services or materials with respect to specific portions of the construction of the Project and setting forth the amounts actually incurred and paid, or to be incurred, in completing construction of the Project. Such updated Sworn Construction Statement shall be sworn to by the Borrower and the Design/Builder to be a true, complete and accurate account of all costs actually incurred and an accurate estimate of all costs to be incurred in the future; and

(vii) No Defaults. The Borrower is not in default under the terms of this Agreement, the Construction Disbursing Agreement, the Related Documents, the Revolving Credit Agreement or any other agreement to which the Borrower is a party and which relates to the construction or operation of the Project, and that no such default will result from the Advance.

Should any provisions of this Section 2.02(f) conflict or be inconsistent with any terms or conditions of the Construction Disbursing Agreement, the Construction Disbursing Agreement shall control.

(g) Suspension of Construction. If the Agent in reasonably good faith determines that any work or materials do not materially conform to the approved Plans and Specifications or sound building practice, or otherwise departs materially from any of the requirements of this Agreement, the Agent may require the work to be stopped and withhold disbursements until the matter is corrected. In such event, the Borrower will promptly correct the work to the Agent’s satisfaction. No such action by the Agent will affect the Borrower’s obligation to complete the Project.

(h) Inspections. The Borrower and the Design/Builder shall be responsible for making inspections of the Project during the course of construction and shall determine to their own satisfaction that the work done or materials supplied by the Contractors to whom payment is to be made out of each Advance has been properly done or supplied in accordance with the applicable contracts with such Contractors. If any material work done or materials supplied by a Contractor are not satisfactory to the Borrower or the Design/Builder, the Borrower will immediately notify the Agent in writing of such fact. It is expressly understood and agreed that the Agent or its authorized representative may conduct such inspections of the Project as it may deem necessary for the protection of the Agent’s interest, and, specifically, the Consulting Engineer may, at the option of the Agent and at the expense of the Borrower, conduct such periodic inspections of the Project, prepare such written progress reports during the period of construction, prepare such written reports upon completion of the Project and sign such Draw Requests, as the Agent may request. Any inspections which may be made of the Project by the Agent or its representative will be made, and all certificates issued by the Agent’s representative will be issued, solely for the benefit and protection of the Agent and the Banks, and that Borrower will not rely thereon. The Agent is under no duty to supervise or inspect construction or examine any books and records. Any inspection or examination by the Agent is for the sole purpose of protecting the Agent’s security and preserving the Agent’s rights under this Agreement. No default of the Borrower will be waived by any inspection by the Agent. In no event will any inspection by the Agent be a representation that there has been or will be compliance with the Plans or Specifications or that the construction is free from defective materials or workmanship.

(i) No Waiver. Any waiver by the Agent of any condition of disbursement must be expressly made in writing. The making of a disbursement prior to fulfillment of one or more conditions thereof shall not be construed as a waiver of such conditions, and the Agent reserves the right to require their fulfillment prior to making any subsequent disbursements.

Section 2.03. Conversion of Construction Loan Into Term Loan. Pursuant to the terms and subject to the conditions of this Agreement, the Construction Loan may be converted into the Term Loan on the Conversion Date. Subject to this Section and Section 2.07 hereof, Loans extended with respect to the Term Loan shall be comprised of Term Base Rate Loans, Term LIBOR Rate Loans, or Term Fixed Rate Loans, and Term Fixed Rate Loans may be further comprised of Term Fixed Rate Non-Prepayment Penalty Loans and/or Term Fixed Rate Prepayment Penalty Loans, as selected by the Borrower.

(a) Conditions Precedent. In addition to the terms and conditions of disbursement set forth in this Agreement and as incorporated from the Construction Disbursing Agreement, the Agent shall not be obligated to convert any part of the Construction Loan into the Term Loan unless and until:

(i) No Defaults. The Borrower shall have performed all of its obligations under this Agreement, the Construction Disbursing Agreement, and the Revolving Credit Agreement and there shall be no uncured or unwaived defaults under this Agreement, the Construction Disbursing Agreement, and the Revolving Credit Agreement on the Conversion Date;

(ii) Appraisal. The Borrower shall have paid for and Agent shall have received an updated appraisal of the Project upon its completion, certifying to the Agent the appraised market value is equal to or greater than the Borrower’s Equity expended on the Project, plus the principal amount of the Construction Loan. The appraiser shall be selected by the Agent and the appraisal rendered by the appraiser shall conform to the requirements of Title XI of the Financial Institutions Reform, Recovery and Enforcement Act of 1989 (FIRREA);

(iii) Amount of Term Loan. The maximum amount of the Construction Loan which is converted to a Term Loan shall be the full amount of the Construction Loan of $48,000,000.00; or that certain amount then outstanding on the Construction Loan which may not at any time exceed $48,000,000.00;

(iv) Construction Loan Exceeds Maximum Amount. In the event that the amount of the Construction Loan advanced by Agent exceeds $48,000,000.00 the Borrower shall immediately repay such excess;

(v) Certification by Consulting Engineer. The Consulting Engineer shall have certified to the Agent and the Banks that the Project has been completed in a good and workmanlike manner and in accordance with the Plans and Specifications;

(vi) Survey. The Agent has received an “as-built” boundary survey of the Real Property prepared at the Borrower’s expense, certified to the Agent by a licensed, registered surveyor acceptable to the Agent and complying with the requirements of the Title Company, which: (a) sets forth the location and exterior lines and egress and other improvements completed on the Real Property and demonstrates compliance with all applicable setback requirements; (b) demonstrates that the Project is entirely within the exterior boundaries of the Real Property and any building restriction lines and does not encroach upon any easements or rights-of-way; and (c) contains such other information as the Agent may reasonably request (“as-built”, as used in this paragraph, shall be deemed to only require the depiction and location of the exterior overall footprint of improvements (any grouping of improvements) located on the Real Property);

(vii) Title Policy Endorsement. The Title Company shall have provided an endorsement to the Title Insurance containing a zoning endorsement; and

(viii) Certification of Completion and Production Guarantee. The Agent shall have received from the Design/Builder (1) a certificate that the Project has been substantially completed in accordance with the Plans and Specifications and (2) a production guarantee with respect to the operation of the Project, in a form or forms reasonably satisfactory to the Agent.

(b) Term Loan. In the case Borrower determines that all or any portion of the Term Loan is to be a Term LIBOR Rate Loan, the Borrower shall so notify the Agent no later than 12:00 p.m. (noon) (St. Louis, Missouri time) on a Business Day which is at least three (3) Business Days prior to the date of such Loan. In the case all or any portion of the Term Loan is to be a Term Base Rate Loan or a Term Fixed Rate Loan, the Borrower shall so notify the Agent no later than 12:00 p.m. (noon) (St. Louis, Missouri time) as of the date of such Loan. With respect to any Term Fixed Rate Loan, the Borrower shall also notify the Agent as to which portion, if any, shall be a Term Fixed Rate Non-Prepayment Penalty Loan and as to which portion, if any, shall be a Term Fixed Rate Prepayment Penalty Loan. A Term Fixed Rate Loan must be selected by the Borrower by the Conversion Date, and such selection is irrevocable. In the event Borrower selects a Term LIBOR Rate Loan, the Borrower shall specify the Interest Period therefore; provided, however, that, no Term LIBOR Rate Loan shall be established while an Event of Default exists or if the interest rate for such Term LIBOR Rate Loan would exceed the Maximum Rate. Each Term LIBOR Rate Loan shall be in an amount equal to $1,000,000.00 or incremental multiples of $1,000,000.00. No more than four (4) Term LIBOR Rate Loans may be outstanding at any time. A Term Loan shall be considered a Term Base Rate Loan unless the Borrower notifies the Agent that it is selecting another Type of Term Loan. Each Bank shall extend to the Borrower each Type of Loan selected by the Borrower, in an amount equal to its Pro Rata Share of the Loan; provided, however, that except as hereinafter specifically provided in this Section 2.03(b), at no time shall the Outstanding Credit applicable to a Bank exceed such Bank’s Commitment as set forth in Schedule 2.01(a). To the extent the Borrower selects a Term Fixed Rate Loan, each Bank shall extend a Term Fixed Rate Loan to the Borrower, in an amount equal to its Pro Rata Share of the Term Fixed Rate Loan; provided, however, that if the Borrower selects a Term Fixed Rate Non-Prepayment Penalty Loan with respect to all or a portion of the Term Loan, and if a Bank does not offer this type of loan to other commercial borrowers similarly situated and under similar circumstances, then such Bank may elect not to extend its Pro Rata Share of such Term Fixed Rate Non-Prepayment Penalty Loan to the Borrower. In such event, each Bank that does offer such type of loans to other commercial borrowers shall extend such Loan to the Borrower in the amount as its Pro Rata Share bears to the Pro Rata Shares of all the Banks, excluding the Bank or Banks that do not offer such type of loan.

(c) Payment of Term Loan. The amortization period for the repayment of the Term Loan shall be a period of ten (10) years commencing as of the Conversion Date. Interest on a Term Base Rate Loan shall be due monthly in arrears commencing on the first day of the month following the Conversion Date and on the same day of each and every month thereafter until the Term Maturity Date. Interest on Term LIBOR Rate Loans will be payable in arrears on a monthly basis. Quarterly installments of principal in an amount sufficient to fully amortize the Term Loan over said amortization period in substantially equal payments will be required beginning on the first day of the fourth month following the Conversion Date, and continuing on the first day of each and every third calendar month thereafter until the Term Maturity Date, at which time the outstanding principal balance of the Term Loan, and all accrued and unpaid interest will be due and payable in full. During the term of the Term Loan, the Borrower may, upon prior written notice to the Agent, defer up to two (2) quarterly principal payments to the Term Maturity Date.

(d) Excess Cash Flow. Following the Conversion Date, and in addition to all other payments of principal and interest required under this Agreement or the Notes, the Borrower shall annually remit to the Agent an amount equal to fifty percent (50%) of the Borrower’s Excess Cash Flow on or before that certain date which is one hundred fifty (150) days after the completion of Borrower’s immediately preceding fiscal year. Such payment of Excess Cash Flow shall not reduce, suspend, satisfy or otherwise affect any installments of principal or interest otherwise due Agent under this Agreement, the Notes or the Related Documents. Payment of Excess Cash Flow pursuant to this provision shall not be deemed a “prepayment” on the Note and shall discontinue when the aggregate amount of payments payable by the Borrower under this Section 2.03(d) exceed Fifteen Million Dollars ($15,000,000.00).

(e) Collateral. Subject to the Section 8.14 hereof, as security for the payment and performance of all obligations of Borrower to the Agent and to the Banks, with respect to the Term Loan, including, but not limited to, principal and interest under the Notes, fees, funding losses, reimbursements, and all other Loan Obligations under any of the Loan Documents, Borrower shall grant to, and maintain for, the Agent, for the benefit of the Banks, a first lien and Security Interest, pursuant to the Deed of Trust and the other Security Agreements, in all of Borrower’s Real Property and Personal Property, now owned or hereafter acquired by Borrower.

Section 2.04 Closing Fee. The Borrower agrees to pay to the Agent on the Closing Date a Closing Fee (a “Closing Fee”) for the account of each of the Banks as set forth below:

FCS Financial, PCA	$80,000.00
Southwest Bank of St. Louis	$50,000.00
AgriBank, FCB	$25,000.00
CoBank, ACB	$25,000.00
1st Farm Credit Services, FLCA	$25,000.00
Bank Midwest, N.A.	$25,000.00
Progressive Farm Credit Services, FLCA	$5,000.00

Section 2.05 Unused Commitment Fee. In addition to the Closing Fee payable on the Closing Date, Borrower agrees to pay to the Agent for the account of each Bank an Unused Commitment Fee on the average daily unused portion of such Bank’s Commitment from the Closing Date until the Conversion Date at the rate of 0.30% per annum, payable in arrears in monthly installments payable on the first day of each month during the term of such Bank’s Commitment and on the Conversion Date. For purposes of this Agreement, the unused portion of a Bank’s Commitment for any measurement period shall be the positive difference, if any, of: (i) the average daily amount of such Bank’s Commitment; minus (ii) the Bank’s Pro Rata Share of the average daily Outstanding Credit.

Section 2.06. Notes. During the Construction Period, the Advances and Loans shall be evidenced by a single promissory note executed by the Borrower, in substantially the form of Exhibit D attached hereto and made a part hereof by this reference (a “Note”), delivered to Agent pursuant to Article III. Following the Conversion Date, each Bank shall receive a note executed by Borrower in an amount equal to that Bank’s interest in the Term Loan, form of which shall be as set forth on Exhibit E attached hereto and made a part hereof by this reference.

Section 2.07. Pricing.

(a) Applicable Rate. With respect to Term Fixed Rate Loans, the Borrower shall pay interest to the Banks on the unpaid principal balance of the Loans at the Fixed Rate determined by any Bank extending such Loan as of the Conversion Date. With respect to Base Rate Loans and LIBOR Rate Loans, the Borrower shall pay interest to the Banks on the unpaid principal amount of the Advances and Loans during the period from the Advance or Loan until the date due at a fluctuating rate per annum equal to: (i) during the period that the Advances, or portions thereof, constitute Base Rate Loans, the Base Rate plus the Base Margin; (ii) during the period that the Advances, or portions thereof, constitute LIBOR Rate Loans, the LIBOR Rate applicable thereto plus the LIBOR Margin; provided, however, that if any Bank is unable to acquire the funds at the LIBOR Rate for an Interest Period or the Borrower fails to select an interest rate in accordance with the terms thereof, then the Applicable Rate shall be the rate set forth in the foregoing clause (i). In no event shall the interest rate payable on a Loan exceed the maximum non-usurious interest rate, if any, that at any time, or from time to time, may be contracted for, taken, reserved, charged or received under applicable state or federal laws (the “Maximum Rate”).

(b) Conversion of Loans. The Borrower shall have the right from time to time to convert all or any part of any Loan into a Loan of a different Type or subject to the terms hereof convert among LIBOR Rate Loans; provided, however, that: (a) a LIBOR Rate Loan may only be converted on the last day of an Interest Period therefore; (b) except for conversions into Base Rate Loans, no conversions of a LIBOR Rate Loan shall be made while an Event of Default exists or if the interest rate for such LIBOR Rate Loan would exceed the Maximum Rate; (c) each LIBOR Rate Loan shall be in an amount equal to $1,000,000.00 and incremental multiples of $1,000,000.00; (d) no more than four (4) LIBOR Rate Loans may be outstanding at any time; and (e) once selected, no Term Fixed Rate Loan may be converted into a Term Base Rate Loan or a Term LIBOR Rate Loan. Notice by the Borrower to the Agent of conversions of Loans shall be irrevocable and shall be effective only if received by the Agent not later than 12:00 p.m. (noon) (St. Louis, Missouri time) on (a) the Business Day of the conversion into Base Rate Loans and (b) the Business Day three (3) Business Days before the conversion to or continuation of a LIBOR Rate Loan. The Agent shall notify the Banks of the contents of each such notice on the day of its receipt of the same or, if received on or after the applicable time set forth above on a Business Day, on the next Business Day. In the event the Borrower fails to select the Type of Loan applicable to an Advance, or portion thereof, or the duration of any Interest Period for any LIBOR Rate Loan, within the time period and otherwise as provided in this Section 2.07(b), such Loan (if outstanding as a LIBOR Rate Loan) will be automatically converted into a Base Rate Loan on the last day of the Interest Period for such Loan or (if outstanding as a Base Rate Loan) will remain as, or (if not then outstanding) will be made as, a Base Rate Loan.

(c) Payment of Interest. The Borrower shall pay accrued and unpaid interest (i) in the case of Base Rate Loans, on the first day of each calendar month and on the Maturity Date, (ii) in the case of one (1) month and three (3) month LIBOR Rate Loans on the Maturity Date for the applicable LIBOR Rate Loan, (iii) in the case of six (6) month LIBOR Rate Loans on the first day of each calendar month during the LIBOR Rate Loan and on the Maturity Date for such six (6) month LIBOR Rate Loan and (iv) in the case of Term Fixed Rate Loans, in accordance with the terms and conditions of the Term Fixed Rate Loan as determined by the Bank extending such Loans, in its discretion.

(d) Default Interest. Upon the occurrence of an Event of Default, all past due principal and, to the extent permitted by applicable law, interest, fees, and other amounts owing hereunder, shall bear interest, from the date of such Event of Default until the date the Banks, in writing, acknowledge that such Event of Default is waived or cured or all Loan Obligations are paid in full, at the Default Rate. The term “Default Rate”, as used herein, means the lesser of (i) the Maximum Rate, or (ii) the rate per annum which shall from day to day be equal to two percent (2%) in excess of the sum of the Base Rate plus the Base Margin. Interest payable at the Default Rate shall be payable from time to time on demand or, if not sooner demanded, on the next interest rate payment date for that Type of loan as set forth in Section 2.07(c) above.

Section 2.08. Prepayment of Term Loan.

(a) Except for Term Fixed Rate Loans (which under no circumstance may be prepaid in whole or in parts during the first year following conversion to a Term Fixed Rate Loan) and Term Fixed Rate Prepayment Penalty Loans (which shall be subject to such prepayment and conversion penalties and premiums as established by the Bank making such Term Fixed Rate Prepayment Penalty Loan to the Borrower), the Borrower may, with five (5) Business Days prior written notice to the Agent, prepay the outstanding amount of the Term Loan in whole or in part, in increments of $1,000,000.00, with accrued interest to the date of such prepayment on the amount prepaid, without penalty or premium; provided, however, that any prepayment of any LIBOR Rate Loan shall be made on, and only on the last day an Interest Period for such LIBOR Rate Loan, and in the event that any Bank receives payment of the principal of any LIBOR Rate Loan other than on the last day of the Interest Period relating to such LIBOR Rate Loan (whether due to prepayments made by the Borrower, or due to acceleration of any amount or amounts payable by the Borrower hereunder or under any Note, or due to any other reason), the Borrower shall pay to such Bank on demand any amount required to compensate the Bank for any additional losses, costs or expenses which it may incur as a result of such payment, including but not limited to, any LIBOR breakage fees charged by any Bank.

(b) Prepayment or conversion of Term Fixed Rate Prepayment Penalty Loans during any applicable Term Fixed Rate Prepayment Penalty Period shall be subject to such prepayment and/or conversion penalties and premiums as established by the Bank from time to time with respect to such loans as offered by the Bank to other commercial borrowers similarly situation and under similar circumstances.

Section 2.09 Increased Costs.

(a) If either (i) the introduction of or any change (including without limitation, any change by way of imposition or increase of reserve requirements) in or in the interpretation of any law or regulation or (ii) the compliance by any Bank with any guideline or request from any central bank or other governmental authority (whether or not having the force of law) shall result in any increase in the cost of any Bank of making, funding or maintaining any Advance, then the Borrower shall, from time to time, upon demand by such Bank, pay to such Bank additional amounts sufficient to indemnify such Bank against such increased cost. A certificate as to the amount of such increased cost submitted to the Borrower by such Bank, shall, in the absence of error, be conclusive and binding for all purposes.

(b) If either (i) the introduction of or any change in or in any interpretation of any law or regulation or (ii) compliance by any Bank with any guideline or request from any central bank or other governmental authority (whether or not having the force of law) effects or would effect the amount of capital required or expected to be maintained by any Bank and any Bank determines that the amount of such capital, is increased by or based upon the existence of such Bank’s commitment to extend credit hereunder and other commitments of this type, then, upon demand by such Bank, the Borrower shall immediately pay to such Bank, from time to time as specified by such Bank, additional amounts sufficient to compensate such Bank in the light of such circumstances, to the extent that any Bank reasonably determines such increase in capital to be allocable to the existence of such Bank’s commitment to extend credit hereunder. A certificate as to such amounts, submitted to Borrower by such Bank, shall, in the absence of error, be conclusive and binding for all purposes.

Section 2.10. Changes in Law Rendering Certain LIBOR Rate Loans Unlawful. In the event that any change in any applicable law (including the adoption of any new applicable law) or any change in the interpretation of any applicable law by any judicial, governmental or other regulatory body charged with the interpretation, implementation or administration thereof, should make it (or in the good-faith judgment of an affected Bank should raise a substantial question as to whether it is) unlawful for such affected Bank to make, maintain or fund LIBOR Rate Loans, then (a) such affected Bank shall promptly notify each of the other parties hereto; (b) the obligation of such affected Bank to make LIBOR Rate Loans of such type shall, upon the effectiveness of such event, be suspended for the duration of such unlawfulness, and (c) if the affected Bank so requests, the Borrower shall, on such date as may be required by the relevant applicable law, repay, prepay or convert to Base Rate Loans all then outstanding LIBOR Rate Loans of such type made to Borrower by such affected Bank together with accrued interest thereon and all amounts then due, if any, hereunder, other than amounts that would otherwise be payable under Section 8.04(b).

Section 2.11. Payments and Computations.

(a) Method of Payment. Except as otherwise expressly provided herein, all payments of principal, interest, and other amounts to be made by the Borrower under the Loan Documents shall be made to the Agent in U.S. dollars and in immediately available funds, without set-off, deduction, or counterclaim, not later than 2:00 p.m. (St. Louis, Missouri time) on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day). The Borrower shall, at the time of making each such payment, specify to the Agent the sums payable under the Loan Documents to which such payment is to be applied and in the event that the Borrower fails to so specify or if an Event of Default exists, the Agent may apply such payment and any proceeds of any Collateral to the Loan Obligations in such order and manner as it may elect in its sole discretion, subject to Section 2.11(c).

(b) Payments on a Non-Business Day. Whenever any payment under any Loan Document shall be stated to be due on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of the payment of interest and fees, as the case may be.

(c) Pro Rata Treatment. Except to the extent otherwise expressly provided herein: (i) each Advance shall be made by the Banks, and each payment of fees under Section 2.04 shall be made for the account of the Banks, pro rata according to their respective Pro Rata Shares; (ii) each payment and prepayment of principal of or interest on Advances by the Borrower shall be made to the Agent for the account of the Agent or the Banks holding such Advances (or participation interests therein) pro rata in accordance with the respective unpaid principal amounts of such Advances or funded participation interests held by such Banks.

(d) Proceeds of Collateral. All proceeds received by the Agent from the sale or other liquidation of the Collateral when an Event of Default exists shall first be applied as payment of the accrued and unpaid fees and expenses of the Agent hereunder, including, without limitation, under Section 8.04 and then to all other unpaid or unreimbursed Loan Obligations (including reasonable attorneys' fees and expenses) owing to the Agent and then any remaining amount of such proceeds shall be applied to the unpaid amounts of Loan Obligations, pro rata in accordance with the respective amounts of the Loan Obligations, until all the Loan Obligations have been paid and satisfied in full or cash collateralized. After all the Loan Obligations (including without limitation, all contingent Loan Obligations) have been paid and satisfied in full, all Commitments terminated and all other obligations of the Agent to the Borrower otherwise satisfied, any proceeds of Collateral shall be delivered to the Person entitled thereto as directed by the Borrower or as otherwise determined by applicable law or applicable court order.

(e) Computations. Except as expressly provided otherwise herein, all computations of interest and fees shall be made on the basis of actual number of days lapsed over a year of 365 or 366 days, as appropriate. For purposes of this Agreement, LIBOR interest and fees shall be calculated over 360 days. Interest shall accrue from and include the date of borrowing, but exclude the date of payment.

(f) Revolving Credit Facility. The parties acknowledge and agree that prior to the Completion Date, Revolving Credit Lender and Borrower shall enter into the Revolving Credit Facility to provide Borrower with funds for use in the operation of the Project. Additionally, the Banks agree and acknowledge that all or a portion of the Collateral shall be secured equally and ratably with the Revolving Credit Facility on the same lien priority basis.

Section 2.12. Maximum Amount Limitation. Anything in this Agreement or any other Loan Document to the contrary notwithstanding, Borrower shall not ever be required to pay unearned interest on any Note or any of the Loan Obligations, or ever be required to pay interest on any Note or any of the Loan Obligations at a rate in excess of the Maximum Rate, if any. If the effective rate of interest which would otherwise be payable under this Agreement, any Note or any of the other Loan Documents would exceed the Maximum Rate, if any, then the rate of interest which would otherwise be contracted for, charged, or received under this Agreement, any Note or any of the other Loan Documents shall be reduced to the Maximum Rate, if any. If any unearned interest or discount or property that is deemed to constitute interest (including, without limitation, to the extent that any of the fees payable by Borrower for the Loan Obligations to the Agent under this Agreement, any Note, or any of the other Loan Documents are deemed to constitute interest) is contracted for, charged, or received in excess of the Maximum Rate, if any, then such interest in excess of the Maximum Rate shall be deemed a mistake and canceled, shall not be collected or collectible, and if paid nonetheless, shall, at the option of the holder of such Note, be either refunded to the Borrower, or credited on the principal of such Note. It is further agreed that, without limitation of the foregoing and to the extent permitted by applicable law, all calculations of the rate of interest or discount contracted for, charged or received by the Agent under the Notes, or under any of the Loan Documents, that are made for the purpose of determining whether such rate exceeds the Maximum Rate applicable to the Agent, if any, shall be made, to the extent permitted by applicable laws (now or hereafter enacted), by amortizing, prorating and spreading during the period of the full terms of the Advances evidenced by the Notes, and any renewals thereof all interest at any time contracted for, charged or received by such Bank in connection therewith. This Section 2.12 shall control every other provision of all agreements among the parties to this Agreement pertaining to the transactions contemplated by or contained in the Loan Documents, and the terms of this Section 2.12 shall be deemed to be incorporated in every Loan Document and communication related thereto.

Section 2.13. Agent Records. All advances and all payments or prepayments made thereunder on account of principal or interest may be evidenced by the Agent in accordance with its usual practice in an account or accounts evidencing such advances and all payments or prepayments thereunder from time to time and the amounts of principal and interest payable and paid from time to time thereunder; in any legal action or proceeding in respect of the Notes, the entries made in such account or accounts shall be prima facie evidence of the existence and amounts of all advances and all payments or prepayments made thereunder on account of principal or interest.

Section 2.14. Loan Payments. The Agent may deduct any obligations due or any other amounts due and payable by the Borrower under the Loan Documents from any accounts maintained with the Agent.

Section 2.15. Compensation. Upon the request of the Agent, the Borrower shall pay to the Agent, on behalf of any Banks, such amount or amounts as shall be sufficient (in the reasonable opinion of the Agent) to compensate it for any loss, cost, or expense (excluding loss of anticipated profits incurred by it) as a result of: (i) any prepayment or conversion of the Loan if interest is determined by reference to the LIBOR Rate for any reason on a date other than the last day of the Interest Period for such Loan; or (ii) any failure by the Borrower for any reason (including, without limitation, the failure of any condition precedent specified in Sections 3.01, 3.02, or 3.03 to be satisfied) to borrow, extend, or prepay the Loan if interest is determined by reference to the LIBOR Rate on the date for such borrowing, extension, or prepayment specified in the relevant notice of borrowing, extension or prepayment under this Agreement. Such indemnification may include any amount equal to the excess, if any, of: (a) the amount of interest which would have accrued on the amount so prepaid, or not so borrowed, converted or extended, for the period from the date of such prepayment or of such failure to borrow, convert or extend to the last day of the applicable Interest Period (or in the case of a failure to borrow, convert or extend, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such loan as provided for herein; over (b) the amount of interest (as reasonably determined by the Agent) which would have accrued to the Agent on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank LIBOR market. The covenants of the Borrower set forth in this Section 2.15 shall survive the repayment of the Loan and other obligations under the Loan Documents hereunder.

Section 2.16 Purchase of Equity Interests in FCS Financial, PCA. Besides (and not in lieu of) the other amounts payable by Borrower under this Agreement, Borrower shall purchase such equity interest in FCS Financial, PCA, or its parent association, as FCS Financial, PCA may require from time to time. Such purchases of equity interest shall comply with FCS Financial, PCA’s bylaws and capital plans applicable to cooperative borrowers generally. Borrower hereby acknowledges receipt of the following information and materials pertaining to FCS Financial, PCA prior to the execution of this Agreement (i) copies of the bylaws of FCS Financial, PCA; (ii) a written description of the terms and conditions under which the equity interests are issued; (iii) copy of the most recent annual reports of FCS Financial, PCA; and (iv) if more recent than the latest annual reports, the latest quarterly reports of FCS Financial, PCA. FCS Financial, PCA shall possess a statutory interest in its equity interest. FCS Financial, PCA reserves the right to sell participations on a non-patronage basis.

Borrower acknowledges and agrees that: (i) only the portions of the Loans provided to Borrower by FCS Financial, PCA are entitled to patronage distributions in accordance with the bylaws of FCS Financial, PCA and its practices and procedures; and (ii) any patronage or similar payments to which Borrower is entitled as a result of its ownership of the equity interest in FCS Financial, PCA will not be based on any of the Loan not belonging to FCS Financial, PCA or in which FCS Financial, PCA has granted a participation interest at any time.

ARTICLE III.
CONDITIONS PRECEDENT

Section 3.01. Conditions Precedent to Closing. The effectiveness of this Agreement and obligations of the Agent to execute this Agreement are subject to the condition precedent that the Agent shall have received the following, in form and substance satisfactory to the Agent:

(a) This Agreement, duly executed by the Borrower, the Agent and each of the Banks;

(b) The Note, duly executed by the Borrower;

(c) The Deed of Trust and an Assignment of Rents and Leases, fully executed and acknowledged, to secure the Loan encumbering, on a first lien basis, the fee interest of the Borrower in the Real Property and the fixtures, leases and rents thereon described in Schedule 3.01(c), together with an Environmental Indemnity Agreement, fully executed by the Borrower with respect to the Real Property;

(d) A Security Agreement duly executed by the Borrower and in a form as provided by the Agent by which security agreement the Agent is granted a security interest by the Borrower in the Collateral, on, subject to Section 8.14 hereof, a first lien basis;

(e) Financing Statements in form and content satisfactory to the Agent and in proper form under the UCC as may be necessary or, in the opinion of the Agent, desirable to perfect the first lien priority security interests created by the Security Agreement;

(f) Copies of UCC, tax and judgment lien search reports listing all financing statements and other encumbrances which name the Borrower (under its present name and any previous name) and which are filed in the jurisdictions in which the Borrower is located, organized or maintains collateral, together with copies of such financing statements (none of which shall cover the collateral purported to be covered by the Security Agreement);

(g)  An ALTA mortgagee title insurance policy issued by a title insurance company acceptable to Agent, with respect to the Real Property, assuring the Agent that the Deed of Trust creates a valid and enforceable encumbrance on the Real Property, free and clear of all defects and encumbrances except Permitted Liens and containing: (i) a comprehensive endorsement; (ii) a zoning endorsement specifying ethanol production as a permitted use for all of the parcels included in the Real Property; and (iii) such other endorsements as the Agent shall reasonably require. All such title insurance policies shall be in form and substance reasonably satisfactory to the Agent and shall provide for affirmative insurance and such reinsurance as the Agent may reasonably request, all of the foregoing in form and substance reasonably satisfactory to the Agent;

(h) Maps or plats of the Real Property certified to the Agent and the Title Insurance Company in a manner reasonably satisfactory to each of the Agent and the Title Insurance Company, dated a date reasonably satisfactory to each of the Agent and the Title Insurance Company by an independent professional licensed land surveyor, which maps or plats and the surveys on which they are based shall be sufficient to delete any standard printed survey exception contained in the applicable title policy and be made in accordance with the Minimum Standard Detail Requirements for Land Title Surveys jointly established and adopted by the American Land Title Association and the American Congress on Surveying and Mapping in 1992, and, without limiting the generality of the foregoing, there shall be surveyed and shown on such maps, plats or surveys the following: (A) the locations on such sites of all the buildings, structures and other improvements and the established building setback lines; (B) the lines of streets abutting the sites and width thereof; (C) all access and other easements appurtenant to the sites necessary to use the sites; (D) all roadways, paths, driveways, easements, encroachments and overhanging projections and similar encumbrances affecting the site, whether recorded, apparent from a physical inspection of the sites or otherwise known to the surveyor; (E) any encroachments on any adjoining property by the building structures and improvements on the sites; and (F) if the site is described as being on a filed map, a legend relating the survey to said map;

(i) Evidence as to: (A) whether any portion of the Real Property is in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards (a “Flood Hazard Property”); and (B) if any portion of the Real Property is a Flood Hazard Property: (1) whether the community in which such Real Property is located is participating in the National Flood Insurance Program; (2) the Borrower’s written acknowledgment of receipt of written notification from the Agent: (a) as to the fact that such Real Property is a Flood Hazard Property; and (b) as to whether the community in which each such Flood Hazard Property is located is participating in the National Flood Insurance Program; and (3) copies of insurance policies or certificates of insurance of the Borrower evidencing flood insurance satisfactory to the Agent and naming the Agent as sole loss payee on behalf of the Agent;

(j) Evidence reasonably satisfactory to the Agent that the Real Property, and the contemplated uses of the Real Property, are in compliance in all material respects with all applicable land use and zoning laws, including the zoning designation made for the Real Property, the permitted uses of the Real Property under such zoning designation and zoning requirements as to parking, lot size, ingress, egress and building setback.

(k) Satisfactory soil boring tests and site survey reports conducted by an engineering firm acceptable to the Agent. The report shall include, without limitation, delivery to the Agent of a certification by the engineer that the soil condition of the Real Property is satisfactory for construction of the Project in accordance with the Plans and Specifications;

(l) A written environmental review, audit, assessment or report addressed to the Agent setting forth the results of an investigation of the Project and indicating that no hazardous waste or substances are contained on, under or in the Real Property;

(m) Financial statements for the Borrower in form and substance acceptable to the Agent, certified as accurate in all material respect by the Borrower;

(n) A true and correct copy of the “turn key” agreement between the Borrower and the Design/Builder with respect to the design, construction and procurement of equipment with respect to the Project (the “EPC Contract”);

(o) A Collateral Assignment of the EPC Contract executed by the Borrower and in form and content satisfactory to Agent and its counsel and acknowledged by the Design/Builder;

(p) An agreement with the Consulting Engineer by which agreement the Agent shall have engaged, at the Borrower’s expense, the Consulting Engineer for the purpose of providing periodic certifications to the Agent and the Banks that the construction of the Project is being made according to the Plans and Specifications;

(q) A certificate from the Borrower setting forth all federal, state and local licenses, permits, registrations and approvals required for the construction and operation of the Project and the dates on which all such licenses, permits, registrations and approvals will be obtained;

(r) The Construction Schedule, setting out the anticipated progress on the Project with monthly cost breakdowns, certified as accurate in all material respects by the Borrower and the Design/Builder;

(s) Verification that Borrower’s Equity in an amount not less than $31,995,000.00 (including like-kind contributions) and a schedule of any further anticipated member contributions to the Project and Draw Requests which will be required to accomplish the Construction Schedule, certified as accurate in all material respects by the Borrower;

(t) An accounting of all member equity contributions received by Borrower prior to the Closing Date, which accounting shall set forth the use of member equity contributions for Project Costs paid prior to the Closing Date (if any), certified as accurate in all material respects by the Borrower;

(u) True and correct copies of any executed DGS or fuel marketing agreements (“Marketing Agreements”) between Borrower and any DGS or fuel marketing entity (“Marketing Agent”), as may have been executed by the Borrower prior to Closing, or true and correct copies of any letters of intent between Borrower and any Marketing Agent with respect to the marketing of DGS and fuel to be produced by Borrower following the Completion Date, in acceptable form and substance to the Agent;

(v) A project budget, certified as accurate in all material respects, by the Borrower, setting forth all anticipated Project Costs and containing such detail as may be required by the Agent, the Disbursing Agent, and the Title Company;

(w) Policies of insurance with respect to the Project in accordance with the requirements contained in this Agreement and evidence that the premiums for the current policy year have been paid or will be paid on the Closing Date and that the Agent and the Banks are named on such policies as additional named insured parties;

(x) A true and correct copy of the grain production agreement/contract between the Borrower and Ray-Carroll, executed by the Borrower and Ray-Carroll (the “Grain Procurement Contract”);

(y) A collateral assignment of the Grain Procurement Contract executed by the Borrower and in form and content satisfactory to Agent and its counsel and acknowledged by Ray-Carroll;

(z) Letters from each applicable utility evidencing that all utilities necessary or desirable for the use and operation of the Project are or will be available and adequate to the Borrower and the Project;

(aa) A proposed operating budget for the Project for the first eighteen (18) months of operation following the Start-Up Date, certified by the Borrower as accurate in all material respects;

(bb) Evidence that all other actions necessary or, in the opinion of the Agent, desirable to enable the Agent to perfect and protect the security interests created by the Security Agreement have been taken;

(cc) A certificate of the secretary of the Borrower together with true and correct copies of the following: (i) the Articles and Certificate of Organization of the Borrower, including all amendments thereto, certified by the Secretary of State of the state of its organization and dated within thirty (30) days prior to the date hereof; (ii) the Operating Agreement of the Borrower, including all amendments thereto; (iii) the resolutions of the Board of Managers of the Borrower authorizing the execution, delivery and performance of this Agreement, the other Loan Documents, and all documentation executed and delivered in connection therewith to which the Borrower is a party; (iv) certificates of the appropriate government officials of the state of organization of the Borrower as to its existence and good standing, and certificates of the appropriate government officials in each state where the Borrower does business and where failure to qualify as a foreign corporation would have a Material Adverse Effect on the business and financial condition of the Borrower, as to its good standing and due qualification to do business in such state, each dated within thirty (30) days prior to the date hereof; and (v) the names of the officers of the Borrower authorized to sign this Agreement, and the Related Documents, and to request and obtain Advances on behalf of the Borrower pursuant to this Agreement, together with a sample of the true signature of each such officer;

(dd)  Favorable opinion of Bryan Cave LLP, legal counsel for the Borrower as to the authorization and standing, enforceability of the Loan Documents, and confirmation of labor, tax, environmental, employment, management, litigation, insurance and other contractual matters, and such other matters as the Agent or its counsel may reasonably request;

(ee) Evidence that the costs and expenses (including, without limitation, attorneys' fees of the Agent) referred to in Section 8.04, and the Closing Fees specified in Section 2.04, to the extent incurred and invoiced, shall have been paid in full;

(ff)  Satisfactory review by the Agent of any pending litigation relating to the Borrower or the Project;

(gg) There shall not have occurred a change that would constitute a Material Adverse Effect since the most current audit of the Borrower in the business, assets, liabilities (actual or contingent), operations, condition (financial or otherwise) or prospects of the Borrower taken as a whole or in the facts and information regarding the Borrower as represented to the Closing Date;

(hh) Satisfactory review by the Agent of such Economic Development Agreement has may have been entered into between the Borrower and Carroll County, Missouri with respect to the Project;

(ii) Satisfactory review by the Agent and its counsel, of information regarding litigation, permits, tax, accounting, labor, insurance, pension liabilities (actual or contingent), real estate leases, material contracts, debt agreements, property ownership, environmental matters, contingent liabilities, and management of the Borrower;

(jj) Borrower’s current financial statement and prepared projected income statements, cash flow statements and balance sheets for fiscal years ending December 31, 2006 through fiscal year ending December 31, 2014, including a detailed listing of all assumptions used in compiling those projections. All projections must demonstrate a reasonable ability to repay the scheduled debt repayment as determined by Agent, in its sole and complete discretion.

Section 3.02. Conditions Precedent to Commencement of Construction. The effectiveness of this Agreement and obligations of the Agent and the Banks to fund the Loans are subject to the condition precedent that the Agent shall have received the following, in form and substance satisfactory to the Agent at least ten (10) Business Days prior to the Commencement of Construction of the Project:

(a) A certificate of the Borrower representing, warranting and certifying to the Agent that each and all of the representations and warranties contained in this Agreement and the Related Documents are true and correct as of the date thereof and that no Event of Default, and no event which with the giving of notice or the passage of time or both would constitute an Event of Default, has occurred and is continuing as of the date thereof;

(b) True and correct copies of the substantially final Plans and Specifications with respect to the Project, certified as accurate in all material respects by the Design/Builder and the Borrower;

(c) A collateral assignment of the Plans and Specifications, duly executed by the Borrower, and which assignment shall have been consented to and certified in writing by the Design/Builder;

(d) An initial Sworn Construction Statement in the form attached as Exhibit C duly executed and certified as accurate in all material respects by the Borrower showing all costs and expenses incurred or to be incurred in connection with construction of the Project. To the extent such have not been fixed by accepted bids, such construction cost statement may include the Borrower’s reasonable estimate of such costs certified as accurate in all material respects by Borrower and approved by Consulting Engineer and Agent. As to those parts of the Sworn Construction Statement dealing with areas covered by the ECP Contract, the Design/Builder shall certify such parts as accurate in all material respects;

(e) The Agent shall have obtained a certificate from the Consulting Engineer that the Plans and Specifications, and the Sworn Construction Statement of the Borrower is true and accurate in all material respects and containing such additional terms as may be acceptable to the Agent and the Banks;

(f) True and correct copies of all executed Construction Contracts then in existence relating to the construction of the Project and all machinery, equipment and fixtures to be used in connection with the Projects, including all warranties, payment retentions, fixed-price provisions and guarantees with respect thereto;

(g) A collateral assignment of contract for each of the Construction Contracts not previously assigned, duly executed by the Borrower and pursuant to which the Borrower shall have assigned to the Agent all of the Borrower’s right, title and interest in and to each such Construction Contract, and which assignment shall have been consented to and certified in writing by the other party(ies) to each such Construction Contract;

(h) Policies of insurance with respect to the Project and evidence that the premiums for the current policy year have been paid and that the Agent and the Banks are named on such policies as additional named insured parties;

(i) The Agent shall have received evidence that the Borrower has obtained all risk and builder’s risk insurance for the Project and that the Agent and the Banks are named on such policies as additional named insured parties;

(j) True and correct copies of all permits, approvals or authorizations as may be legally required to commence construction of the Project;

(k) An endorsement to the title insurance policy that the Real Property is not subject to the claims or liens of any contractors, subcontractors or suppliers which would have priority over the Deed of Trust;

(l) A monthly schedule of the anticipated progress on the Project with monthly cost breakdowns, certified as accurate in all material respects by the Borrower and the Consulting Engineer;

(m) Delivery by Borrower to escrow of the contributed funds for Commencement of Construction of the Project.

Section 3.03. Conditions Precedent to Funding. The effectiveness of this Agreement and obligations of the Agent and the Banks to fund the Loans are subject to the condition precedent that the Agent shall have received the following, in form and substance satisfactory to the Agent at least ten (10) Business Days prior to Borrower submitting its first Draw Request for Advance to the Disbursing Agent:

(a) A certificate of the Borrower representing, warranting and certifying to the Agent and the Banks that each and all of the representations and warranties contained in this Agreement and the Related Documents are true and correct as of the date thereof and that no Event of Default, and no event which with the giving of notice or the passage of time or both would constitute an Event of Default, has occurred and is continuing as of the date thereof;

(b) A certificate of the Borrower certifying to the Agent and the Banks that the Borrower has disbursed or contributed in escrow an amount of not less than $15,800,000.00 with respect to the construction of the Project;

(c) A certificate of the Borrower certifying to the Agent and the Banks that not less than $31,995,000.00 of Borrower’s Equity has been actually contributed by the members of the Borrower and that none of such amount remains unpaid or uncontributed;

(d) Policies of insurance with respect to the Project and evidence that the premiums for the current policy year have been paid and that the Agent and the Banks are named on such policies as additional named insured parties;

(e) True and correct copies of firm bids from Contractors and suppliers for goods and services to be used in connection with the construction of the Project for at least 75% of the Project Costs;

(f) A certificate from the Consulting Engineer that the Plans and Specifications are true and accurate in all material respects and that the Project may be completed within the costs set forth on the Sworn Construction Statement of the Borrower and according to the Construction Schedule, and containing such additional terms and subject to such conditions as may be acceptable to the Agent and the Banks;

(g)  An endorsement to the title insurance policy that the Real Property is not subject to the claims or liens of any contractors, subcontractors or suppliers which would have priority over the Deed of Trust;

(h) The results of the Agent's inspection of the Collateral completed in good faith and acceptable to Agent;

(i) Evidence reasonably satisfactory to the Agent that the Real Property and the contemplated use of the Real Property, are in compliance in all material respects with all applicable Laws including without limitation health and Environmental Laws, and laws regarding access and facilities for disabled persons including, but not limited to, the Federal Design Architectural Barriers Act, the Fair Housing Amendments Act of 1988, the Rehabilitation Act of 1973 and the Americans with Disabilities Act of 1990;

(j) An appraisal of the Real Property, in form and substance satisfactory to the Agent, completed by such appraiser as selected by the Agent, and rendered by the appraiser to conform to the requirements of Title XI of the Financial Institutions Reform, Recovery and Enforcement Act of 1989 (FIRREA), including an environmental assessment setting indicating that no hazardous waste or substances are contained on, under or in the Real Property;

(k) A Construction Disbursing Agreement duly executed by the Agent, Borrower and the Disbursing Agent and in the form as provided by the Agent and by which agreement the terms and procedures are established for disbursing the proceeds of the Loans and the portion of Borrower’s Equity to be deposited with the Disbursing Agent pursuant to Section 2.02(f)(ii) hereof.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES

Section 4.01. Representations and Warranties of the Borrower. In order to induce the Agent to enter into this Agreement, the Borrower represents and warrants to the Agent that the following statements are, and after giving effect to the Loans, will be, true and correct as of the Closing Date, and as of the date of each Advance hereunder, except as otherwise disclosed in writing to the Agent:

(a) Borrower. The Borrower is a limited liability company duly organized and validly existing and in good standing under the laws of the jurisdiction indicated at the beginning of this Agreement and is qualified to do business in all jurisdictions in which the nature of its business makes such qualification necessary and where failure to so qualify would have a Material Adverse Effect on its financial condition or operations. The Borrower has the power and authority to execute, deliver, and perform its obligations under the Loan Documents to which it is or may become a party. The Borrower has no subsidiaries. There are no outstanding subscriptions, options, warrants, calls, or rights (including preemptive rights) to acquire, and no outstanding securities or instruments convertible into, membership units of the Borrower, except for those transactions set forth on Schedule 4.01(a);

(b) The Loan Documents. The execution, delivery and performance by the Borrower of the Loan Documents are within the Borrower's powers, have been duly authorized by all necessary action, do not contravene: (i) the Borrower's articles, by-laws, or operating agreement; or (ii) any law or any contractual restriction binding on or affecting the Borrower, and do not result in or require the creation of any lien, security interest or other charge or encumbrance (other than pursuant to the terms thereof) upon or with respect to any of its properties;

(c) Governmental Approvals. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or regulatory body is required for the due execution, delivery and performance by the Borrower of any Loan Documents, except for such approvals and consents which have been made or obtained;

(d) Enforceability. This Agreement is, and each other Loan Document to which the Borrower is a party when delivered will be, legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their respective terms;

(e) Financial Condition and Operations. The balance sheets of the Borrower as of December 31, 2006, and the related statements of income and, with respect to the period ended December 31, 2006, the related statement of cash flow of the Borrower for the fiscal period then ended, copies of which have been furnished to the Agent, fairly present in all material respects the financial condition of the Borrower as at such dates and the results of the operations of the Borrower for the period ended on such dates, all in accordance with generally accepted accounting principles consistently applied, and since December 31, 2006, there has been no material adverse change in such condition or operations;

(f) Litigation. Except as described on Schedule 4.01(f), there is no pending or threatened action or proceeding affecting the Borrower or any of the transactions contemplated hereby before any court, governmental agency or arbitrator, which would have a Material Adverse Effect. As of the Closing Date there are no outstanding judgments against the Borrower;

(g) Use of Proceeds of Advances, etc. (i) No proceeds of the Loans will be used to acquire any security in any transaction which is subject to Sections 13 and 14 of the Securities Exchange Act of 1934 (provided, however, that this provision shall not prohibit Borrower from investing in certain cooperatives for the purposes of carrying out its overall business operations); (ii) the Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System); and (iii) no proceeds of the Loans will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock;

(h) Liens. There is no lien, security interest or other charge or encumbrance, and no other type of preferential arrangement, upon or with respect to any of the properties or income of the Borrower, which secures Debt of any Person, except as described in Schedule 5.02(a), Permitted Liens and Subordinated Debt;

(i) Solvency. As of, from and after the date of this Agreement, the Borrower: (a) owns and will own assets the fair saleable value of which are: (i) greater than the total amount of liabilities (including contingent liabilities); and (ii) greater than the amount that will be required to pay the probable liabilities of its then existing debts as they become absolute and matured considering all financing alternatives and potential asset sales reasonably available to it; (b) has capital that is not unreasonably small in relation to its business as presently conducted or any contemplated or undertaken transaction; and (c) does not intend to incur and does not believe that it will incur debts beyond its ability to pay such debts as they become due;

(j) Borrower Eligibility. Borrower is an eligible borrower under the Farm Credit Act and the regulations promulgated thereunder;

(k) Office Locations; Fictitious Names; Predecessor Companies; Tax I.D. Number. The Borrower's chief place of business, its chief executive office, and its jurisdiction of organization is located at the place identified for the Borrower on Schedule 4.01(k). Within the last four months it has not had any other chief place of business, chief executive office, or jurisdiction of organization. Schedule 4.01(k) also sets forth all other places where the Borrower keeps its books and records and all other locations where the Borrower has a place of business. The Borrower does not do business nor has the Borrower done business during the past five (5) years under any trade-name or fictitious business name except as disclosed on Schedule 4.01(k). Schedule 4.01(k) sets forth an accurate list of all names of all predecessor companies of the Borrower including the names of any entities it acquired (by stock purchase, asset purchase, merger or otherwise) and the chief place of business and chief executive office of each such predecessor company. For purposes of the foregoing, a “predecessor company” shall mean any Person whose assets or equity interests are acquired by the Borrower or who was merged with or into the Borrower within the last four months prior to the date hereof. The Borrower's United States Federal Income Tax I.D. Number and state organizational identification number is identified on Schedule 4.01(k);

(l) Disclosure. All factual information furnished by or on behalf of the Borrower in writing to the Agent (including, without limitation, all factual information contained in the Loan Documents) for purposes of or in connection with this Agreement, the other Loan Documents or any transaction contemplated herein or therein is, and all other such factual information hereafter furnished by or on behalf of the Borrower to the Agent, will be true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information not misleading in any material respect at such time in light of the circumstances under which such information was provided;

(m) Operation of Business. The Borrower possesses all licenses, permits, franchises, patents, copyrights, trademarks, and trade names, or rights thereto, necessary to conduct its business substantially as now conducted and as presently proposed to be conducted except those that the failure to so possess could not reasonably be expected to have a Material Adverse Effect on its financial condition or operations and those which Borrower believes will be obtained in the ordinary course of business in the future and are not required at the present time, and the Borrower is not in violation of any valid rights of others with respect to any of the foregoing except violations that could not reasonably be expected to have such a Material Adverse Effect;

(n) Intellectual Property. The Borrower owns, or has the legal right to use, all patents, trademarks, trade names, copyrights, technology, know-how and processes (the “Intellectual Property”) necessary for it to conduct its business as currently conducted except for those the failure to own or have such legal right to use could not reasonably be expected to have a Material Adverse Effect. As of the Closing Date, set forth in Schedule 4.01(n) is a list of all Intellectual Property registered with the United States Copyright Office or the United States Patent and Trademark Office and owned by the Borrower or that the Borrower has the right to use. Except as provided in Schedule 4.01(n), no claim has been asserted and is pending by any Person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does the Borrower know of any such claim, and, to the knowledge of the Borrower, the use of such Intellectual Property by the Borrower does not infringe on the rights of any Person, except for such claims and infringements that, in the aggregate, could not reasonably be expected to have a Material Adverse Effect;

(o) Investment Company Act. The Borrower is not required to be registered as an “investment company” within the meaning of the Investment Company Act of 1940, as amended;

(p) Environmental Compliance. The Borrower, except as set forth in Schedule 4.01(p), is in material compliance with all applicable Environmental Laws, including, but not limited to, CERCLA and SARA;

(q) Other Agreements. The Borrower is not in default in any material respects under any contract, lease or commitment to which the Borrower is a party or by which the Borrower is bound where such default would result in a Material Adverse Effect. The Borrower knows of no dispute relating to any contract, lease or commitment which is material to the continued financial success and wellbeing of the Borrower;

(r) Tax Liabilities. Except where the failure to so file, pay or make provisions for payment would not have a Material Adverse Effect, the Borrower has filed all federal, state and local tax reports and returns required by the Borrower and has either duly paid all taxes, duties and charges indicated to be due on the basis of such returns and reports or has made adequate provision for the payment thereof, and the assessment of any material amount of additional taxes in excess of those paid and reported is not reasonably expected. The reserves for taxes reflected on the Borrower’s balance sheet as furnished to Agent on or before the Closing Date are adequate in amount for the payment of all liabilities of all taxes (whether or not disputed) of the Borrower accrued through the date of such balance sheet. There are no material unresolved questions or claims concerning any tax liabilities of the Borrower;

(s) Pension Plans. No events, including without limitation, any “Reportable Event” or “Prohibited Transactions”, as those terms are defined in ERISA, have occurred in connection with any pension plan of the Borrower which might constitute grounds for the termination of any such pension plan by the Pension Benefit Guaranty Corporation or for the appointment by the appropriate United States District Court of a trustee to administer any such pension plan. All of the Borrower’s pension plans (if any) meet the minimum funding standards of Section 302 of ERISA;

(t) Conflicting or Adverse Agreements or Restrictions. The Borrower is not a party to any contract or agreement or subject to any restriction which restricts the conduct of its business which could have a Material Adverse Effect. Borrower is not in default under or in violation of any requirement of any Governmental Authority related to the Loans or any other governmental requirement which default could have a Material Adverse Effect. Neither the execution nor delivery of the Loan Documents nor the consummation of the transaction contemplated thereby, nor fulfillment of and compliance with respective terms, conditions and provisions thereof, will conflict with or result in a breach of any of the terms, conditions or provisions of, or constitute a default under, or result in any violation of, or result in the creation or position of any lien or security interest on any of the Collateral pursuant to (a) the articles or certificate of organization of the Borrower; (b) any requirement of any Governmental Authority; (c) any order, writ, injunction or decree of any court; or (d) the terms, conditions or provisions of any material agreement or instrument to which the Borrower is a party or by which it or its property is bound or to which it or its property is subject to in any material respect; and

(u) Survival of Representations. All representations and warranties contained in this Agreement or in any of the other Loan Documents shall survive the execution and delivery of this Agreement. All representations and warranties shall be deemed remade by Borrower with each Request for Advance, except as otherwise disclosed in writing by the Borrower to the Agent.

ARTICLE V.
COVENANTS OF THE BORROWER

Section 5.01. Affirmative Covenants. So long as any Loan Obligations remain unpaid or the Agent shall have any commitment hereunder, the Borrower will, unless the Agent shall otherwise consent in advance in writing:

(a) Compliance with Laws, etc. Comply in all material respects with all applicable laws, rules, regulations and orders, such compliance to include, without limitation: (i) all applicable zoning and land use laws; (ii) all employee benefit and Environmental Laws; and (iii) paying before the same become delinquent all taxes, assessments and governmental charges imposed upon it or upon its property except to the extent contested in good faith (collectively the “Laws”);

(b) Visitation Rights; Field Examination. At any reasonable time and from time to time during the term of the Construction Loan and upon at least two (2) Business Days notice during the term of the Term Loan, permit the Agent or representatives thereof to, at the expense of Agent, examine and make copies of and abstracts from the records and books of account of, and visit the properties of, and conduct field examinations and collateral inspections at least annually of the Borrower and to discuss the affairs, finances and accounts of the Borrower with any of its officers or directors, provided, however, upon and during the continuance of an Event of Default or in the event that there are deemed by the Agent to be any material inconsistencies and/or material noncompliance with respect to any financial or other reporting on the part of the Borrower, any and all visits and inspections deemed necessary or desirable on account of such Event of Default, inconsistency and/or noncompliance shall be at the expense of the Borrower. In addition to the foregoing, at any reasonable time and from time to time, the Borrower also shall permit the Agent or representatives thereof, at the expense of the Agent, to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Borrower, and to discuss the affairs, finances and accounts of the Borrower with any of their respective officers or directors;

(c) Reporting Requirements. Furnish to the Agent:

(i) as soon as available and in any event within 120 days after the end of each fiscal year of the Borrower, beginning with the fiscal year ending December 31, 2006, a copy of the audited financial statements (including balance sheet, statements of income and cash flows, all accompanying notes thereto and management’s discussion and analysis) prepared in accordance with generally accepted accounting principals consistently applied, for such year for the Borrower, certified, without qualification, in an opinion reasonably acceptable to the Agent by independent public accountants reasonably acceptable to the Agent;

(ii) as soon as available after the end of each fiscal year beginning with December 31, 2006, a copy of Borrower’s signed U.S. Income Tax return and accompanying schedules;

(iii) commencing with the first full calendar month following the Start-Up Date and thereafter, as soon as available and in any event within 30 days after the end of each calendar month, a copy of the financial statements (including balance sheet, statements of income and cash flows commencing at the beginning of the fiscal year and ending with the end of such month, all accompanying notes thereto) prepared in accordance with generally accepted accounting principals consistently applied, for such calendar month for the Borrower, certified by an authorized officer of the Borrower; together with a Compliance Certificate which: (A) states that no Event of Default, and no event or condition that but for the passage of time, the giving of notice or both would constitute an Event of Default, has occurred or is in existence; and (B) shows in detail reasonably satisfactory to the Agent the calculation of, and the Borrower' compliance with, each of the covenants contained in Sections 5.01(d), 5.01(e), 5.01(f), and 5.01(g);

(iv) commencing with the first full calendar month following the Start-Up Date and thereafter, as soon as available but in any event not more than thirty (30) days after the end of each calendar month, a list and aging of all of the Borrower' accounts receivable and accounts payable, in such form and manner as is satisfactory to the Agent;

(v) promptly upon the Agent's request therefore, copies of all reports and notices which the Borrower files under ERISA with the Internal Revenue Service, the Pension Benefit Guaranty Corporation or the U.S. Department of Labor or which the Borrower receives from such Governmental Authority;

(vi) commencing with the December 15 following the Start-Up Date and thereafter, by December 15th of each fiscal year of the Borrower, an annual (with monthly break out) operating plan and budget of the Borrower for the immediately succeeding fiscal year containing, among other things, pro forma financial statements and forecasts for all planned lines of business;

(vii) promptly after the occurrence thereof, information concerning any litigation or governmental or environmental proceedings against the Borrower or any of its properties that if determined unfavorably to the Borrower could reasonably be expected to result in a Material Adverse Effect;

(viii) promptly upon the occurrence of an Event of Default or an event or condition that but for the passage of time or the giving of notice or both would constitute an Event of Default, notice of such Event of Default or event;

(ix) promptly after the receipt thereof, a copy of any management letters or written reports submitted to the Borrower by its independent certified public accountants with respect to the business, financial condition or operation of the Borrower;

(x) promptly after the receipt thereof, a copy of any notice of default under any material agreements of the Borrower that could reasonably be expected to result in a Material Adverse Effect;

(xi) promptly after the filing thereof, all applications with respect to required permits for the Project, and promptly upon the receipt thereof, copies of all permits obtained by Borrower with respect to the Project; and

(xii) such other information respecting the condition or operations, financial or otherwise, of the Borrower as the Agent may from time to time reasonably request;

(d)  Net Worth. Maintain as of the Closing Date Net Worth of not less than $31,995,000.00. Thereafter, maintain at all times Net Worth measured on a monthly basis at the end of each month of not less than $28,000,000.00;

(e) Minimum Debt Service Coverage Ratio. Commencing with the end of the first full fiscal year following the Start-Up Date, maintain at all times after the Start-Up Date, a Debt Service Coverage Ratio of not less than 1.25 to 1.00 as calculated monthly; provided, however, the failure of Borrower to maintain the required Debt Service Coverage Ratio shall only be an Event of Default in the event Borrower fails to maintain the requisite ratio in three (3) consecutive months, or more than four (4) times in a given twelve (12) month period;

(f) Minimum Working Capital. Maintain Working Capital as of the end of each month of not less than $5,000,000.00 starting at the end of the second year following the Start-up Date and thereafter;

(g) Minimum Equity Percentage. Maintain a minimum equity to total assets percentage of greater than 35.0%;

(h) Landlord and Mortgagee Waivers. Obtain and furnish to the Agent as soon as available, waivers, acknowledgments and consents, duly executed by each: (i) real property owner, landlord and mortgagee having an interest in any of the premises owned or leased by the Borrower or in which any Collateral of the Borrower is located or to be located (and if no Collateral of a Borrower is located at a parcel of property owned or leased by a Borrower, no such waivers, acknowledgments or consents will be required); and (ii) each third party holding any Collateral, all in form and substance acceptable to the Agent, except as otherwise agreed to by the Agent;

(i) Insurance. Maintain insurance with financially sound and reputable insurance companies in such amounts and covering such risks as are usually carried by entities engaged in similar businesses and owning similar properties in the same general areas in which the Borrower operates, including product liability, provided that in any event the Borrower will maintain workers' compensation insurance, property insurance, business interruption insurance and comprehensive general liability insurance reasonably satisfactory to the Agent. Each insurance policy covering Collateral shall be in compliance with the requirements of the Security Agreement;

(j) Keeping Books and Records. Maintain proper books of record and account in which full, true, and correct entries in all material respects and in conformity with generally accepted accounting principles shall be made of all dealings and transactions in relation to its business and activities;

(k) Warehouse Receipts. If any warehouse receipt or receipts in the nature of a warehouse receipt is issued in respect of any portion of the Collateral, then the Borrower: (i) will not permit such warehouse receipt or receipts in the nature thereof to be “negotiable” as such term is used in Article 7 of the UCC; and (ii) will deliver all such receipts to the Agent (or a Person designated by the Agent) within five (5) days of the Agent's request and from time to time thereafter. If no Event of Default exists, the Agent agrees to promptly deliver to Borrower any receipt so held by the Agent upon such Borrower’s request in connection with such Borrower’s sale or other disposition of the underlying inventory, if such disposition is in ordinary course of such Borrower's business;

(l) Maintain Properties. Maintain in good repair, working order and condition all material properties used in the business of the Borrower;

(m) Collateral. Keep full and accurate books and records relating to the Collateral and pay for the costs of periodic audits of the Collateral to be conducted at Agent’s reasonable discretion;

(n) Construction of Project. Borrower shall:

(i) diligently proceed with construction of the Project in accordance with the Plans and Specifications and in accordance with all applicable laws and ordinance and will complete the Project on or before the Completion Date;

(ii) use the proceeds of all Advances solely to pay the Project Costs;

(iii) use its best efforts to require the Contractor(s) to comply with all rules, regulations, ordinances and laws relating to work on the Project;

(iv) obtain the Agent’s prior written approval of any change in the Plans and Specifications for the Project approved by the Agent which might materially adversely effect the value of the Agent’s security, and has a cost of $100,000.00 or greater. The Agent will have five (5) Business Days to evaluate any requests for its approval of any changes referred to in this paragraph. The Agent may approve or disapprove changes in its discretion. If it reasonably appears to the Agent that any change may increase the Project Costs, the Agent may require the Borrower to deposit additional funds with the Agent pursuant to the provisions of this Agreement in an amount sufficient to cover the increased costs as a condition to giving its approval;

(v) comply with and keep in effect all permits and approvals obtained from any Governmental Authority required for the lawful construction of the Project. The Borrower will comply in all material respects with all applicable existing and future laws, regulations, orders, and requirements of any Governmental Authority, judicial, or legal authorities having jurisdiction over the Property or Project, and with all recorded restrictions affecting the Property;

(vi) furnish to the Agent from time to time on request by the Agent, in a form acceptable to the Agent, correct lists of all contractors and subcontractors employed in connection with construction of the Project and true and correct copies of all executed contracts and subcontracts. The Agent may contact any contractor or subcontractor to verify any facts disclosed in the lists, and all contracts and subcontracts relating to construction of the Project must require the disclosure of the listed information to the Agent;

(vii) not purchase any materials, equipment, fixtures, or articles of personal property placed in the Project prior to the Conversion Date under any security agreement or other agreement where the seller reserves or purports to reserve title or the right of removal or repossession, or the right to consider them personal property after their incorporation in the work of construction, unless authorized by the Agent in writing;

(viii) provide the Agent and its representatives with access to the Real Property and the Project at any reasonable time and upon reasonable notice to enter the Real Property and inspect the work or construction and all materials, plans, specifications, and other matters relating to the construction, provided that such persons do not interfere with construction and do comply with Borrower’s reasonable rules and regulations. The Agent will also have the right to, at any reasonable time and upon reasonable notice, examine, copy, and audit the books, records, accounting data, and other documents of the Borrower and all documents or agreements between the Borrower and its contractors relating to the Property or construction of the Project;

(ix) pay and discharge all claims and liens for labor done and materials and services furnished in connection with the construction of the Project. The Borrower will have the right to contest in good faith any claim or lien, provided that it does so diligently and without prejudice to the Agent or the ability to obtain title insurance in the manner required by this Agreement and the Construction Disbursing Agreement. Upon the Agent’s request, the Borrower will promptly provide a bond, cash deposit, or other security reasonably satisfactory to the Agent to protect the Agent’s interest and security should the contest be unsuccessful;

(x) at the Agent’s request and expense, post signs on the Property for the purpose of identifying the Agent as the “Lender” for the Project. At the request of the Agent, the Borrower will use its best efforts to identify the Agent as the lender for the Project in publicity concerning the Project;

(xi) maintain in force until full payment of the Loan all insurance required by law, public liability insurance, and Property insurance. The policies must be reasonably approved by the Agent as to amounts, form, risk coverage, deductibles, insurer, and loss payable and cancellation provision. The Agent’s approval, however, will not be a representation of the solvency of any insurer or the sufficiency of any amount of insurance;

(xii) cooperate at all times in all reasonable ways with the Agent in bringing about the timely completion of the Project, and resolve all disputes arising during the work of construction in a manner which will allow work to proceed expeditiously. With respect to such disputes, the Borrower will have the right to contest in good faith claims resulting in disputes, provided that it does so diligently and without prejudice to the Agent. Upon the Agent’s request, the Borrower will promptly provide a bond, cash deposit, or other security reasonably satisfactory to the Agent to protect the Agent’s interest and security should the contest be unsuccessful;

(xiii) pay the Agent’s and the Disbursing Agent’s out-of-pocket costs and expenses incurred in connection with the making or disbursement of the Loans or in the exercise of any of its rights or remedies under this Agreement, including but not limited to title insurance and escrow charges, disbursing agent fees, recording charges, and mortgage taxes, reasonable legal fees and disbursements, and reasonable fees and costs for services which are not customarily performed by the Agent’s salaried employees and are not specifically covered by the fees charged to originate the Loan, if any. The provision of this paragraph will survive the termination of this Agreement and the repayment of the Loan;

(xiv) keep true and correct financial books and records on a cash basis for the construction of the Project and maintain adequate reserves for all reasonably known or anticipated contingencies. If required by the Agent, the Borrower will submit to the Agent at such times as it requires (which will in no event be more often than monthly) a statement which accurately shows the application of all funds expended to date for construction of the Project and the source of those funds as well as the Borrower’s best estimate of the funds needed to complete the Project and the source of those funds;

(xv) comply in all material respects with the requirements of any commitment or agreement entered into by Borrower with any Governmental Authority to assist the construction or financing of the Property and/or Project and with the terms of all applicable laws, regulations, and requirements governing such assistance;

(xvi) indemnify and hold the Agent harmless from and against all liabilities, claims, damages, costs, and expenses (including but not limited to reasonable legal fees and disbursements) arising out of or resulting from any defective workmanship or materials occurring in the construction of the Project. Upon demand by the Agent, the Borrower will defend any action or proceeding brought against the Agent alleging any defective workmanship or materials, or the Agent may elect to conduct its own defense at the expense of the Borrower. The provisions of this paragraph will survive the termination of this Agreement and the repayment of the Loan; and

(xvii) obtain and deliver to the Agent copies of all necessary occupancy certificates relating to the Project;

(o) Borrower’s Equity. Borrower shall ensure that all of Borrower’s Equity is contributed to Borrower by its members upon the terms and conditions that such members have agreed to make a contribution to Borrower’s Equity and shall, upon the request of Agent, provide Agent with an accounting of all equity contributions actually received by Borrower;

(p) Marketing Agreements. Borrower shall promptly notify Agent of any Marketing Agreement entered into between Borrower and any Marketing Agent. Borrower shall execute and deliver to Agent a collateral assignment of any such Marketing Agreement, in a form and content satisfactory to Agent and its counsel and acknowledged by the Marketing Agent; and

(q) Taxes. Borrower shall cause to be paid, when due, all taxes, assessments and other governmental charges upon its, income, sales, properties, and federal and states taxes withheld from its employees’ earnings, unless (i) the failure to pay such taxes, assessments or other governmental charges could not reasonably be expected to result in a Material Adverse Effect, or (ii) such taxes, assessments or other governmental charges are the subject of a good faith contest by the Borrower.

Section 5.02. Negative Covenants. So long as any of the Loan Obligations remain unpaid or the Agent shall have any commitment hereunder, the Borrower will not, without the prior written consent of the Agent:

(a) Liens, etc. Create or suffer to exist, or permit any of its subsidiaries to create or suffer to exist, any lien, security interest or other charge or encumbrance, or any other type of preferential arrangement, upon or with respect to any of its properties, whether now owned or hereafter acquired, or assign, or permit any of its subsidiaries to assign, any right to receive income, in each case to secure any Debt of any Person, other than the following liens (“Permitted Liens”):

(i) those described on Schedule 5.02(a) hereto and renewals and extensions on the same or substantially the same terms and conditions and at no increase in the debt or obligation;

(ii) liens or security interests which are subject to an intercreditor agreement in form and substance acceptable to Agent in Agent's sole discretion;

(iii) the liens or security interests of the Deed of Trust and the Security Agreement;

(iv) mechanics' and materialmen's liens for immaterial sums which are either (x) not yet due and payable or (y) being contested in good faith by appropriate proceedings which serve to stay the foreclosure of such liens and as to which appropriate reserves have been established;

(v) liens (other than liens relating to environmental liabilities or ERISA) for taxes, assessments, or other governmental charges that are not more than 30 days overdue or, if the execution thereof is stayed, which are being contested in good faith by appropriate proceedings diligently pursued and for which adequate reserves have been established;

(vi) liens of warehousemen, carriers, landlords, feeders, or other similar statutory or common law liens securing obligations that are not yet due and are incurred in the ordinary course of business or, if the execution thereof is stayed, which are being contested in good faith by appropriate proceedings diligently pursued and for which adequate reserves have been established in accordance with generally accepted accounting principles;

(vii) liens resulting from good faith deposits to secure payments of workmen's compensation unemployment insurance, or other social security programs or to secure the performance of tenders, leases, statutory obligations, surety, customs and appeal bonds, bids or contracts (other than for payment of Debt);

(viii) any attachment or judgment lien not constituting an Event of Default;

(ix) liens arising from filing UCC financing statements regarding leases (including Capital Leases) not prohibited by this Agreement;

(x) customary offset rights of brokers and deposit banks arising under the terms of securities account agreements and deposit agreements; and

(xi) any real estate easements and easements, covenants and encumbrances that customarily do not affect the marketable title to real estate or materially impair its use or are disclosed in the Title Commitment and not objected to by Agent; or

(b) Distributions, etc. Declare or pay any distributions or dividends, purchase, redeem or otherwise acquire for value any of its membership interests now or hereafter outstanding, or make any distribution of assets to its stockholders, members or general partners as such, or permit any of its subsidiaries to purchase, redeem or otherwise acquire for value any stock, membership interests or partnership interests of the Borrower, provided, however, the Borrower may, (i) so long as the Borrower is classified as an S corporation or partnership for federal income tax purposes, and (ii) so long as the Borrower first provides such supporting documentation as the Agent may reasonably request with respect to any fiscal year of the Borrower, the Borrower may pay aggregate cash distributions, during such fiscal year in an amount not to exceed the amount necessary for the members of the Borrower to pay his or her Income Taxes on such Person’s allocable share of the taxable income of the Borrower for such taxable year or fiscal year, as applicable, in an amount not to exceed 65.0% of Borrower’s Net Income (“Distributions”) (provided, however, that this restriction will expire at the end of the third operational year of the Borrower after the Start-up Date if the Borrower then has a minimum Working Capital of not less than $10,000,000.00).

(c) Capital Expenditures; Capital Leases. After 18 months after the Start-Up Date, make any investment in fixed assets or enter into any Capital Leases in an aggregate amount greater than $3,000,000.00 during any fiscal year; or

(d) Consolidation, Merger, Dissolution, Etc. Directly or indirectly, merge or consolidate with any other Person or permit any other Person to merge into or with or consolidate with the Borrower; or

(e) Indebtedness, etc. Create, incur, assume or suffer to exist any Debt or other indebtedness, liabilities or obligations, whether matured or unmatured, liquidated or unliquidated, direct or contingent, joint or several, except: (i) the liabilities of the Borrower to the Banks hereunder; (ii) trade accounts payable and accrued liabilities (other than Debt) arising in the ordinary course of the Borrower's business; (iii) Subordinated Debt; (iv) the liabilities of the Borrower described on Schedule 5.02(a) or permitted by Section 5.02(c); and other unsecured Debt not to exceed in the aggregate $500,000.00 at any time outstanding; or

(f) Organization; Name; Chief Executive Office. Change its state of organization, name or the location of its chief executive office without the prior written consent of the Agent; or

(g) Loans, Guaranties, etc. Make any loans or advances to (whether in cash, in-kind, or otherwise) any Person, or directly or indirectly guaranty or otherwise assure a creditor against loss in respect of any indebtedness, obligations or liabilities (contingent or otherwise) of any Person in excess of $100,000.00 at any time outstanding; or

(h) Subsidiaries; Affiliates. Form or otherwise acquire any subsidiary or affiliated business, or acquire the assets of or acquire any equity or ownership interest in any Person, unless such subsidiary, affiliate or Person executes and delivers to the Agent: (i) a guaranty of all of the Loan Obligations, in form and substance acceptable to the Agent in its sole discretion; (ii) security agreements in form substantially similar to the Security Agreement; and (iii) such other documents and amendments to this Agreement and the other Loan Documents as the Agent shall require; or

(i) Transfer of Assets. Sell, lease, assign, transfer, or otherwise voluntarily dispose of any of its assets, or permit any of its subsidiaries to sell, lease, assign, transfer, or otherwise voluntarily dispose of any of its assets except: (i) dispositions of Inventory in the ordinary course of business; and (ii) dispositions of: (A) obsolete or worn out equipment; (B) equipment or real property not necessary for the operation of its business; or (C) equipment or real property which is replaced with property of equivalent or greater value as the property which is disposed; or

(j) Lines of Business. Engage in any line or lines of business activity other than the production and sale of ethanol and DGS or related products from ethanol production; or

(k) Investments. Own, purchase or acquire any stock, obligations or securities of, or any other interest in, or make any capital contribution to any person, except that the Borrower may own, purchase or acquire:

(i)  Commercial paper maturing not in excess of one (1) year from the date of acquisition and rated “P1” by Moody’s Investors Service, Inc. or “A1” by Standard & Poor’s Corporation on the date of acquisition;

(ii) Certificates of Deposit in North American commercial banks rated “C” or better by Keefe, Buryette and Woods, Inc., or “3” or better by Cates Consulting and Analysts, maturing not in excess of one (1) year from the date of acquisition;

(iii) Obligations of the United States government or any agency thereof, the obligations of which are guaranteed by the United States government, maturing, in each case, not in excess of one (1) year from the date of acquisition; and

(iv) Repurchase agreements of any bank or trust company incorporated under the law of the United States of America or any state thereof and fully secured by a pledge of obligations issued or fully and unconditionally guaranteed by the United States government.

(l)  Change of Control.

(i) Replace the Chief Executive Officer or the Chief Financial Officer of the Borrower without providing written notice to the Agent within thirty (30) days of such replacement; or

(ii) Permit a change in the ownership of the Borrower other than a transfer of not more than fifteen percent (15%) of the Membership Interest in Borrower in the aggregate in any one calendar year, to existing Members or family members of existing Members; or

(iii) Permit Ray-Carroll’s membership interest in Borrower to, at any time, be less than ten percent (10%) of the total outstanding Membership Interest in Borrower.

ARTICLE VI.
EVENTS OF DEFAULT AND REMEDIES

Section 6.01. Events of Default. Each of the following events shall be an “Event of Default”:

(a) The Borrower shall fail to pay any installments of principal or interest, fees, expenses, charges or other amounts payable hereunder or under the other Loan Documents or to make any deposit of funds required under this Agreement when due and such failure continues for 3 days after written notice shall have been given to the Borrower by the Agent; or

(b) Any representation or warranty made by the Borrower, or any of its officers or directors under or in connection with any Loan Document shall prove to have been incorrect in any material respect when made which shall not be cured within five (5) days after written notice shall have been given to the Borrower by the Agent; or

(c) The Borrower shall fail to perform or observe any term, covenant or agreement contained in Sections 5.01(d), (f), (g), or Sections 5.02(a) through Sections 5.02(k) which shall not be cured within thirty (30) days after written notice shall have been given to the Borrower by the Agent; or

(d) The Borrower shall fail to meet and maintain the requirements set forth in Section 5.01(e); or

(e) The Borrower shall fail to deliver the financial statements or Compliance Certificate under Section 5.01(c) within five (5) days of the date due and such failure continues to five (5) days after written notice shall have been given to the Borrower by the Agent; or

(f) The Borrower shall fail to perform or observe any term, covenant or agreement contained in any Loan Document (other than those listed in clauses (a) through (d) of this Section 6.01) on its part to be performed or observed (other than the covenants to pay the Loan Obligations) and any such failure shall remain unremedied for ten (10) days after written notice thereof shall have been given to the Borrower by the Agent, provided, however, that no Event of Default shall be deemed to exist if, within said ten (10) day period, Borrower has commenced appropriate action to remedy such failure and shall diligently and continuously pursue such action until such cure is completed, unless such cure is or cannot be completed within thirty (30) days after written notice shall have been given; or

(g) The Borrower shall fail to pay any indebtedness in an amount in excess of $100,000.00 (either in any individual case or in the aggregate) excluding indebtedness evidenced by the Notes and excluding Ordinary Trade Payable Disputes, or any interest or premium thereon, when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such indebtedness; or any other default under any agreement or instrument relating to any such indebtedness, or any other event, shall occur and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such default or event is to accelerate, or to permit the acceleration of, the maturity of such indebtedness (excluding Ordinary Trade Payable Disputes); or any such indebtedness shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof (excluding Ordinary Trade Payable Disputes); or

(h) The Borrower shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Borrower seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its property, and, in the case of any such proceeding instituted against it (but not instituted by it) either such proceeding shall remain undismissed or unstayed for a period of thirty (30) days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against it or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property) shall occur; or the Borrower shall take any corporate action to authorize any of the actions set forth above in this subsection; or

(i) Any one or more uninsured judgment(s) or order(s) for the payment of money in excess of $100,000.00 in the aggregate shall be rendered against the Borrower and either: (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order; or (ii) there shall be any period of thirty (30) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(j) Any provision of any Loan Document shall for any reason cease to be valid and binding on the Borrower or the Borrower shall so state in writing; or

(k) Any of the Loan Documents shall for any reason, except to the extent permitted by the terms thereof, cease to create a valid lien, encumbrance or security interest in any of the property purported to be covered thereby; or

(l) Any Event of Default under the Construction Disbursing Agreement which has not been cured within any applicable periods provided in the Construction Disbursing Agreement; or

(m) The Borrower dissolves, suspends, or discontinues doing business; or

(n) Construction of the Project is halted or abandoned prior to completion for any period of thirty (30) consecutive days for any cause which is not beyond the reasonable control of the Borrower; or

(o) The construction of the Project shall be delayed for any reason and for such period that, in the reasonable judgment of the Agent and confirmed in writing by the Consulting Engineer, the Project will not be completed by the Completion Date. If such delay is curable and if Borrower has not been given a notice of a similar breach within the preceding twelve (12) months, it may be cured (and no Event of Default will have occurred) if Borrower cures the failure within thirty (30) days, which shall include advancing the progress of the Project to the point that, in the reasonable judgment of the Agent, the Project will be completed by the Completion Date; or

(p) A declared event of default with respect to any other indebtedness of Borrower in excess of $100,000, including any working capital loan, member loan agreements, or public financing obtained by the Borrower which has not been cured within any applicable cure periods; or

(q) Any material adverse change in the condition, financial or otherwise, of the Borrower; or

(r) Any government action specific to the Borrower, the effect of which may have a Material Adverse Effect on the Borrower; or

(s) Any default by Borrower under the terms of the Revolving Credit Facility.

Section 6.02. Remedies. Upon the occurrence of an Event of Default and during the continuance thereof, the Agent:

(a) may, by notice to the Borrower, declare the Notes, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Notes, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, notice of intent to accelerate or notice of acceleration, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to any of the Borrower or any of its subsidiaries under the Federal Bankruptcy Code, the Notes, all such interest and all such amounts shall automatically become due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower;

(b) may withhold or direct the Disbursing Agent to withhold any one or more Advances in its discretion, and terminate the Agent’s obligations, if any, under this Agreement to make any Advances whereupon the commitment and obligations of the Agent to extend credit or to make Advances hereunder shall terminate, and no disbursement of Loan funds by the Agent will cure any default of the Borrower, unless the Agent agrees otherwise in writing;

(c) may, by notice to the Borrower, obtain the appointment of a receiver to take possession of all Collateral of the Borrower, including, but not limited to all personal property, and all ethanol production, fixtures and equipment leased, occupied or used by the Borrower. Borrower hereby irrevocably consents to the appointment of such receiver and agrees to cooperate and assist any such receiver as reasonably requested to facilitate the transfer of possession of the Collateral to such receiver and to provide such receiver access to all books, records, information and documents as requested by such receiver;

(d) in its discretion enter the Real Property and take any and all actions necessary in its judgment to complete construction of the Project, including but not limited to making changes in Plans and Specifications, work or materials, and entering into, modifying, or terminating any contractual arrangements, subject to the Agent’s right at any time to discontinue any work without liability. If the Agent elects to complete the Project, it will not assume any liability to the Borrower or any other person for completing the Project or for the manner or quality of construction of the Project, and the Borrower expressly waives any such liability. The Borrower irrevocably appoints the Agent as its attorney-in-fact, with full power of substitution, to complete the Project in the Borrower’s name, or the Agent may elect to complete construction in its own name. In any event, all sums expended by the Agent in completing construction will be considered to have been disbursed to the Borrower and will be secured by the Deed of Trust and any other instruments or documents securing the Loans, and any such sums that cause the principal amount of the Loans to exceed the face amount of the Notes will be considered to be an additional loan to the Borrower bearing interest at the rate provided in the Notes and will be secured by the Deed of Trust and any other instrument or documents securing the Loans. The Agent will not have any obligation under the Plans and Specifications prepared for the Project, any studies, data, and drawings with respect thereto prepared by or for Borrower, or the contracts and agreements relating to the Plans and Specifications, or the aforesaid studies, data, and drawings, or to the construction of the Project unless it expressly hereafter agrees in writing. The Agent will have the right to exercise any rights of the Borrower under those contracts and agreements or with respect to such Plans and Specifications, studies, data, and drawings upon any default by the Borrower under this Agreement, and shall have such other rights and remedies with respect thereto as are afforded a secured creditor under applicable law; and

(e) may exercise all other rights and remedies afforded to the Agent under the Loan Documents or by applicable law or equity.

Section 6.03.  Remedies Cumulative. Each and every power or remedy herein specifically given shall be in addition to every other power or remedy, existing or implied, given now or hereafter existing at law or in equity, and each and every power and remedy herein specifically given or otherwise so existing may be exercised from time to time and as often and in such order as may be deemed expedient by Agent, and the exercise or the beginning of the exercise of one power or remedy shall not be deemed a waiver of the right to exercise at the same time or thereafter any other power or remedy. No delay or omission of Agent in the exercise of any right or power accruing hereunder shall impair any such right or power or be construed to be a waiver of any default or acquiescence therein.

ARTICLE VII.
THE AGENT

Section 7.01. Authorization and Action. Each Bank hereby appoints and authorizes the Agent to take such action as agent on its behalf and on behalf of each of its Affiliates who are owed Loan Obligations (each such Affiliate by acceptance of the benefits of the Loan Documents hereby ratifying such appointment) and to exercise such powers under this Agreement as are delegated to the Agent by the terms hereof, together with such powers as are reasonably incidental thereto. As to any matters not expressly provided for by this Agreement (including, without limitation, enforcement or collection of the Notes), the Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Banks; provided, however, that the Agent shall not be required to take any action which exposes the Agent to personal liability or which is contrary to this Agreement or applicable law.

Section 7.02. Duties and Obligations. Neither the Agent nor any of its directors, officers, agents, or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, the Agent: (i) may treat the Banks as the parties entitled to distributions hereunder unless and until the Agent receives written notice and evidence satisfactory to it, to the contrary; (ii) may consult with legal counsel (including counsel for Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (iii) shall not by reason of any of the Related Documents be a trustee or fiduciary for any Bank; and (iv) shall incur no liability under or in respect of this Agreement by acting upon any notice, consent, certificate or other instrument or writing (which may be by telegram, cable, telex or facsimile) believed by it to be genuine and signed or sent by the proper party or parties or by acting upon any representation or warranty of Borrower made or deemed to be made hereunder. Further, the Agent: (A) makes no warranty or representation to any Bank and shall not be responsible to any Bank for the accuracy or completeness of any statements, warranties or representations (whether written or oral) made in or in connection with this Agreement; (B) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement on the part of Borrower or to inspect the property (including the books and records) of Borrower; and (C) shall not be responsible to any Bank for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto.

Section 7.03. Agent and Affiliates. With respect to its Commitment, the Advances made by it and the Notes issued to it, the Agent shall have the same rights and powers under this Agreement as the other Banks and may exercise the same as though it were not the Agent; and the term “Bank” or “Banks” shall, unless otherwise expressly indicated, include the Agent in its capacity as a Bank. FCS and its Affiliates may accept deposits from, lend money to, act as trustee under indentures of, and generally engage in any kind of business with, Borrower, all as if FCS were not the Agent hereunder and without any duty to account therefore to the Banks.

Section 7.04. Bank Credit Decision. It is understood and agreed by each Bank that it has itself been, and will continue to be, solely responsible for making its own independent appraisal of and investigations into the financial condition, creditworthiness, condition, affairs, status and nature of the Borrower and the Collateral. Accordingly, each Bank confirms to the Agent that such Bank has not relied, and will not hereafter rely, on the Agent: (i) to check or inquire on its behalf into the adequacy, accuracy or completeness of any information provided by Borrower under or in connection with this Agreement, the Loan Documents or the transactions herein or therein contemplated (whether or not such information has been or is hereafter distributed to such Bank by the Agent); or (ii) to assess or keep under review on its behalf the financial condition, creditworthiness, condition, affairs, status or nature of Borrower or any collateral provided to secure the obligations of the Borrower under the Loan Documents. Each Bank acknowledges that a copy of the Loan Documents have been made available to it and to its individual legal counsel for review and such Bank acknowledges that it is satisfied with the form and substance of the Loan Documents.

Section 7.05. Indemnification. The Banks agree to indemnify the Agent (to the extent not reimbursed by the Borrower), ratably according to their Pro Rata Shares, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgment, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Agent in any way relating to or arising out of the Loan Documents or the Loan Obligations or any action taken or omitted by the Agent under this Agreement, provided that no Bank shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Agent's gross negligence or willful misconduct. Without limiting the generality of the foregoing, each Bank agrees to reimburse the Agent promptly upon demand for any reasonable out-of-pocket expenses (including reasonable counsel fees) incurred by the Agent in connection with the preservation of any rights of the Agent or the Banks under, or the enforcement of, or legal advice in respect of rights or responsibilities under, the Loan Documents, to the extent that the Agent is not reimbursed for such expenses by the Borrower.

Section 7.06. Successor Agent. The Agent may resign at any time by giving written notice thereof to the Banks and the Borrower. If no successor Agent shall have been appointed by the Banks, and shall have accepted such appointment, within 30 days after the retiring Agent's giving of notice of resignation, then the retiring Agent may, on behalf of the Banks, appoint a successor Agent, which shall be either a Bank or a bank reasonably acceptable to the Borrower organized under the laws of the United States or of any state thereof, or any affiliate of such bank, and having a combined capital and surplus of at least One Billion Dollars ($1,000,000,000.00). Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Agent's resignation hereunder as Agent, the provision of this Article VII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

Section 7.07. Exchange of Information. Each Bank and the Agent shall freely exchange with the other Banks and/or Agent any information relating to the condition, financial or otherwise, of the Borrower, and the Borrower hereby consents to any and all prior, present or future such exchanges.

Section 7.08. Benefit of the Banks Only. The terms and provisions of this Article VII are for the sole and exclusive benefit of the Agent and the Banks, and not for the benefit of Borrower.

Section 7.09. Authorized Actions. Agent is irrevocably authorized by the Banks, without any further action by any Bank, to release the Agent's liens in Collateral: (i) if such Collateral is permitted to be sold or otherwise disposed of hereunder, (ii) if the book value of such Collateral is $1,000,000.00 or less, and (iii) upon termination of the Commitments and payment and satisfaction of all other non-contingent obligations of the Borrower under the Loan Documents.

ARTICLE VIII.
MISCELLANEOUS

Section 8.01. Amendments, etc. No amendment or waiver of any provision of any Loan Document to which Borrower is a party, nor any consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be agreed or consented to by the Required Banks and the Borrower, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that no amendment, waiver, or consent shall, without the consent of all Banks, do any of the following: (i) increase the Commitment of any Bank; (ii) reduce the amount owed to a Bank or reduce the rate of interest thereon, or reduce any fees payable to a Bank hereunder; (iii) postpone the scheduled date of payment of any amount owed to a Bank, or waive or excuse any such payment, or postpone the scheduled date of expiration of such Bank's Commitment; (iv) change any of the provisions of this Section or the definition of “Required Banks” or any other provision of any Loan Document specifying the number or percentage of Banks required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder; (v) change the definitions of the term “Loan Obligations” or “Bank”; or (vi) except as permitted by Section 7.09, release any Collateral or release Borrower from liability. Notwithstanding anything to the contrary contained in this Section, no amendment, waiver, or consent shall be made with respect to Article VII hereof or any other provision which affects the rights or obligations of the Agent without the prior written consent of the Agent.

Section 8.02. Notices, etc. All notices and other communications provided for under any Loan Document shall be in writing and mailed, faxed, or delivered at the addresses set forth below, or at such other address as such party may specify by written notice to the other parties hereto:

If to the Borrower:	Show Me Ethanol, LLC
807 West Main
Post Office Box 158
Richmond, Missouri 64085
Attention: Mike Nordwald
Telephone: (816) 776-2291
Facsimile: (816) 766-3213

With a copy to:	Bryan Cave LLP
3500 One Kansas City Place
1200 Main Street
Kansas City, MO 64105
Telephone: (816) 374-3200
Facsimile: (816) 374-3300
Attention: David E. Reid

If to the Agent:	FCS Financial, PCA
Capital Markets Group
Three City Place Drive, Suite 870
St. Louis, MO 63141
Telephone: 314-432-4278
Facsimile: 314-567-4678
Attention: Lee Fuchs

With a copy to:	Husch & Eppenberger, LLC
1949 E. Sunshine St., Suite 2-300
Springfield, MO 65804
Telephone: (417) 862-6246
Facsimile: (417) 862-6948
Attention: Gary A. Powell

If to a Bank: At the address or addresses, as the case may be, Agreement or the then most recent Bank Supplement to which such Bank is a party.

All such notices and communications shall have been duly given and shall be effective: (i) when delivered; (ii) when transmitted via facsimile to the number set forth above; (iii) the Business Day following the day on which the same has been delivered prepaid (or pursuant to an invoice arrangement) to a reputable national overnight air courier service; or (iv) the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid. Any confirmation sent by the Agent or any Bank to Borrower of borrowing under this Agreement shall, in the absence of error, be conclusive and binding for all purposes.

Section 8.03. No Waiver; Remedies. No failure on the part of the Agent or any Bank to exercise, and no delay in exercising, any right under any Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right under any Loan Document preclude any other or further exercise thereof or the exercise of any other right. The remedies provided in the Loan Documents are cumulative and not exclusive of any remedies provided by law.

Section 8.04. Costs, Expenses and Taxes.

(a) The Borrower agrees to pay on demand all costs and expenses in connection with the preparation, execution, delivery, filing, recording and administration of the Loan Documents and the other documents to be delivered under the Loan Documents, including, without limitation, (i) the reasonable fees and out-of-pocket expenses of counsel for the Agent and the Banks, and local counsel who may be retained by said counsel, with respect thereto and with respect to advising the Agent and Banks as to their respective rights and responsibilities under the Loan Documents; (ii) all costs and expenses (including reasonable counsel fees and expenses) for the Agent in connection with the filing of the Financing Statements and the enforcement of the Loan Documents and the other documents to be delivered under the Loan Documents, including, without limitation, in the context of any bankruptcy proceedings; (iii) all fees, costs and expenses incurred by the Agent in connection with the Title Insurance; (iv) all fees, costs and expenses of the Disbursing Agent; (v) all fees, costs and expenses of the Consulting Engineer; and (vi) all fees, costs and expenses of any appraiser engaged by the Agent. In addition, the Borrower agrees to pay on demand the expenses described in Section 5.01(b) which are the responsibility or obligation of Borrower and any and all stamp and other taxes and fees payable or determined to be payable in connection with the execution, delivery, filing and recording of the Loan Documents and the other documents to be delivered under the Loan Documents, and agrees to save the Agent and the Banks harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes and fees.

(b) If, due to payments made by a Borrower pursuant to Section 2.07(d) or due to acceleration of the maturity of the Advances pursuant to Section 6.01 or due to any other reason, the Agent or any Bank receives payments of principal upon which interest is based upon the LIBOR Rate other than on the last day of an Interest Period relating thereto, the Borrower shall pay to the Bank on demand any amounts required to compensate the Agent or such Bank, as the case may be, for any additional losses, costs or expenses which it may incur as a result of such payment, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by the Agent or such Bank, as the case may be, to fund or maintain such Loan.

Section 8.05. Right of Set-Off. Each Bank is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Agent and/or such Bank to or for the credit or the account of Borrower against any and all of the Loan Obligations, irrespective of whether or not such Bank shall have made any demand under such Loan Document and although deposits, indebtedness or such obligations may be unmatured or contingent. The Agent and each Bank, as the case may be, agrees promptly to notify the Borrower after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Banks under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) which the Agent and the Banks may have. Each Bank agrees that for the benefit of each of the other Banks and the Agent (but not for the benefit of the Borrower) that such Bank shall not exercise any of the set-off rights described in this Section 8.05 unless: (i) at the time of the taking of such action there had occurred an Event of Default which was continuing; and (ii) such Bank had notified the Agent of such Bank's intention to take such action and such Bank had received the Agent's written consent to the taking of such action (unless such notice and consent requirement is waived by the Agent in its sole discretion).

Section 8.06. Severability of Provisions. Any provision of this Agreement or of any other Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or thereof or affecting the validity or unenforceability of such provision in any other jurisdiction.

Section 8.07. Binding Effect; Successors and Assigns; Participations.

(a) This Agreement shall be binding upon and inure to the benefit of the Borrower, the Agent and the Banks and their respective successors and assigns, except that Borrower shall not have the right to assign or otherwise transfer its rights hereunder or any interest herein without the prior written consent of the Banks;

(b) Each Bank shall have the right at any time, with the written consent of Agent and Borrower, to assign, negotiate, hypothecate, or otherwise transfer all or any portion of its rights in this Agreement or in its Notes, participation obligations and interests, rights and security under this Agreement and any of the other Loan Documents to either one or more of its Affiliates which is a commercial banking or financial institution or to one or more of the Banks, and in the event of the exercise of such right shall promptly notify the Agent and the other Banks thereof. Furthermore, each Bank shall have the right at any time, with the written consent of the Agent and the Required Banks and, so long as the Borrower is not in default hereunder, with the written consent of the Borrower, to assign all or any portion of its rights in this Agreement or in any of its Commitment, Advances, Notes, participation obligations and interests, rights and security under this Agreement and any of the other Loan Documents to any other commercial, banking or financial institution. Each Bank so assigning its Notes, participation obligations and interests, rights and security under this Agreement or any of the other Loan Documents shall, promptly upon request by the Agent, execute and deliver, and cause such assignee to execute and deliver, such documents and instruments reasonably requested by the Agent (collectively, a “Bank Supplement”) to evidence such assignment or other transfer and to substitute the assignee as a Bank on all of the Loan Documents and shall pay the Agent the Assignment Fee. Furthermore, the Agent shall have the right, in its sole discretion, with the consent of the Borrower and the Required Banks, to permit one or more additional commercial, banking or financial institutions to become a Bank under this Agreement (whether by such institution establishing a new commitment with the Borrower, merging or otherwise combining all or any portion of any separate funded or unfunded commitment and/or other credit facility that such institution at such time has with Borrower with the commitments and credit facilities of the Banks under this Agreement, or in such other manner as is approved by the Agent), and pursuant thereto may increase the aggregate amount of the Commitments to include such additional institution the commitments and/or other credit facilities of such additional institution with Borrower. Each commercial, banking or financial institution which becomes a Bank under this Agreement under the circumstances described in the immediately preceding sentence shall execute such documents and instruments required by the Agent to evidence the same, and such documents and instruments under such circumstances shall also constitute a “Bank Supplement” for purposes of this Agreement. The Borrower hereby acknowledges and agrees that any assignment or other arrangement described in this Section 8.07 will give rise to a direct obligation of the Borrower to assignee or additional commercial banking or financial institutional, as the case may be, and such party shall be considered a Bank and rely on, and possess all rights under, all opinions, certificates or other instruments delivered under or in connection with this Agreement or any other Loan Document. The Borrower shall accord full recognition to any such assignment or other arrangement, and all rights and remedies of such Bank in connection with the interest so assigned shall be as fully enforceable by such assignee or additional commercial, banking or financial institution, as they were: (a) by the assignor or Bank thereof before such assignment; or (b) in the case of an additional commercial, banking or financial institution becoming a Bank under the circumstances described above in this Section 8.07, by a Bank that was a party to this Agreement on the date hereof;

(c) Each Bank shall have the right at any time, with the written consent of Agent and Borrower and upon payment of a participation fee to Agent in an amount determined by Agent in its sole discretion, to sell participations in all or any portion of its rights in this Agreement or its Notes, participation obligations and interests, rights and security under this Agreement and any of the other Loan Documents to any other party, provided, that, no consent and no participation fee shall be required for a sale of a participation by a Bank to its Affiliate(s), but each Bank shall be required to provide written notice to Agent within thirty (30) days prior to the sale of any participation to its Affiliate(s). The Banks specifically acknowledge and agree that in the event of the sale of any participation of a Bank’s interest in this Agreement or the Notes, that: (i) such Bank's obligations under the Loan Documents (including, without limitation, its Commitments) shall remain unchanged; (ii) the Borrower shall continue to deal solely and directly with such Bank in connection with such Bank's rights and obligations under the Loan Documents; and (iii) such Bank shall not sell a participation that conveys to the participant the right to vote or give or withhold consents under any Loan Document, other than the right to vote upon or consent to: (A) any increase of such Bank's Commitments subject to such participation; (B) any reduction of the principal amount of, or interest to be paid on, the Loan Obligations of such Bank subject to such participation; (C) any reduction of any commitment fee, letter of credit fee, or other amount payable to such Bank under any Loan Document; (D) any postponement of any date for the payment of any amount payable in respect of the Advances subject to such participation or other Loan Obligations of such Bank; or (E) the release of any Collateral or the release of Borrower from liability arising under the Loan Documents;

(d) In connection with any such proposed assignment, negotiation, hypothecation, granting of a participation or other transfer or arrangement, the Agent and any such Bank or Banks, as the case may be, may disclose to the proposed assignee, participant or other transferee or institution any information that Borrower is required to deliver to the Agent and/or the Banks pursuant to this Agreement or the other Loan Documents, and each Borrower agrees to cooperate fully with the Agent and the Banks, as the case may be, in providing any such information to any proposed assignee, participant or other transferee or institution; and

(e) If requested by the Agent, any assignor or transferor Bank, or any assignee or other transferee or institution, the Borrower shall execute and deliver: (a) to such assignor or transferor Bank a promissory note or substitute promissory note, as the case may be, in substantially the form of Exhibit D, as applicable, payable to the order of such assignor or transferor Bank in the principal amount of the retained Commitment, if any, of such assignor or transferor Bank in respect of such assignment or transfer; and (b) to such assignee or other transferee a promissory note, in substantially the form of Exhibit D, as applicable, payable to the order of the assignee or other transferee in the principal amount of the assigned or transferred Commitment of such assignee or other transferee in respect of such assignment or transfer. The assignor or transferor Bank agrees to deliver the Note being substituted in accordance with the forgoing provisions to the Borrower.

Section 8.08. Consent to Jurisdiction.

(a) Borrower hereby irrevocably submits to the jurisdiction of any Missouri State court sitting in Greene County, Missouri, or Federal court sitting in Springfield, Greene County, Missouri, in any action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents to which it is a party, and Borrower hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such Missouri State court or in such Federal court. Borrower hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. Borrower irrevocably consents to the service of copies of the summons and complaint and any other process which may be served in any such action or proceeding by the mailing of copies of such process to the Borrower at its address specified in Section 8.02. Borrower agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b) Nothing in this Section 8.08 shall affect the right of the Agent or any Bank to serve legal process in any other manner permitted by law.

Section 8.09. Governing Law. THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF MISSOURI.

Section 8.10. Banks' Obligations Several, Not Joint. The obligations of the Banks under this Agreement and the other Loan Documents are several, and are not joint. No Bank nor the Agent shall be responsible or liable in any way for the failure or refusal of any other Bank to make any Advance to be made by any other Bank, or for any other obligations of any other Bank.

Section 8.11. Execution in Counterparts. This Agreement may be executed in any number of counterparts and on facsimile counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute but one and the same agreement.

Section 8.12 Attorneys’ Fees and Costs. If at any time or times hereafter the Agent employs counsel in connection with protecting or perfecting the Agent’s security interest in the Collateral or in connection with any matters arising out of this Agreement or any of the Loan Documents, whether (a) to commence, defend, or intervene in any litigation or to file a petition, complaint, answer, motion or other pleading; (b) to take any other action in or with respect to any suit or proceeding (bankruptcy or otherwise); (c) to consult with officers of the Agent, to advise the Agent or to draft documents in connection with any of the foregoing or in connection with any release of the Agent’s claims or the Agent’s Security Interests or any proposed extension, amendment or refinancing of the Loan Obligations; (d) to protect, collect, lease, sell, take possession of, or liquidate any of the Collateral; or (e) to attempt to enforce or to enforce any Security Interest in any of the Collateral, or to enforce any rights of the Agent to collect any of the Loan Obligations; then in any of such events, all of the reasonable attorneys’ fees arising from such services, and any expenses, costs and charges relating thereto, incurred by the Agent, including, without limitation, all reasonable fees of all paralegals, legal assistants and other staff employed by such attorneys, together with interest at the Default Rate (if an Event of Default has occurred) or at the Maximum Rate set forth in any Note, shall constitute additional Loan Obligations, payable on demand by the Borrower and secured by the Collateral.

Section 8.13 Indemnification

(a) General. Borrower agrees to indemnify and hold the Agent and each Bank and their directors, officers, employees, agents and representatives (“Indemnified Parties”) harmless from and against any and all claims, damages, losses, liabilities, costs or expenses whatsoever which the Agent or any other Indemnified Party may incur (or which may be claimed against such Indemnified Party by any person), including attorneys’ fees incurred by any Indemnified Party, arising out of or resulting from: (1) the material inaccuracy of any representation or warranty of or with respect to Borrower in this Agreement or the other Loan Documents; (2) the material failure of Borrower to perform or comply with any covenant or obligation of Borrower under this Agreement or the other Loan Documents; (3) the exercise by the Agent of any right or remedy set forth in this Agreement or the other Loan Documents or (4) the possession, use, operation or control by Borrower of any of the Borrower’s assets, provided that Borrower shall have no obligation to indemnify any Indemnified Party against claims, damages, losses, liabilities, costs or expenses to the extent that a court of competent jurisdiction renders a final non-appealable determination that the foregoing are solely the result of the willful misconduct or gross negligence of such Indemnified Party. In addition, the Borrower agrees to indemnify and hold the Indemnified Parties harmless from and against any and all claims, damages, losses, liabilities, costs or expenses whatsoever which the Agent or any other Indemnified Party may incur (or which may be claimed against any such Indemnified Party by any person), including attorneys’ fees incurred by any Indemnified Party, arising out of or resulting from the imposition or nonpayment by Borrower of any tax imposed by any state, including any amounts owing by virtue of the assertion that any property valuation used to calculate any such tax was understated. Borrower shall have the right to assume the defense of any claim that would give rise to Borrower’s indemnification obligation under this Section with counsel of Borrower’s choosing so long as such defense is being diligently and properly conducted and Borrower shall establish to the Indemnified Party’s satisfaction that the amount of such claims are not, and will not be, material in comparison to the liquid and unrestricted assets of Borrower available to respond to any award which may be granted on account of such claim. So long as the conditions of the preceding sentence are met, Indemnified Party shall have no further right to reimbursement of attorney fees incurred thereafter. The obligation to indemnify as set forth in this Section shall survive the termination of this Agreement and other covenants.

(b) Indemnification Relating to Hazardous Substances. Borrower will not locate, produce, treat, transport, incorporate, discharge, emit, release, deposit or dispose of any Hazardous Substance in, upon, under, over or from any property owned or held by Borrower, except in accordance with all Environmental Laws; Borrower shall not permit any Hazardous Substance to be located, produced, treated, transported, incorporated, discharged, emitted, released, deposited, disposed of or to escape in, upon, under, over or from any property owned or held by Borrower, except in accordance with all Environmental Laws except where the failure to comply would not reasonably be expected to result in a Material Adverse Effect; and Borrower shall comply with all Environmental Laws which are applicable to such property except where the failure to comply would not reasonably be expected to result in a Material Adverse Effect. Borrower shall indemnify the Indemnified Parties against, and shall reimburse the Indemnified Parties for, any and all claims, demands, judgments, penalties, liabilities, costs, damages and expenses, including court costs and attorney fees incurred by the Indemnified Parties (prior to trial, at trial or on appeal) in any action against or involving the Indemnified Parties, resulting from any breach of the foregoing covenants in this Section or the covenants in Section 5.01(a) hereof, or from the discovery of any Hazardous Substance in, upon, under or over, or emanating from such property, it being the intent of Borrower and the Indemnified Parties that the Indemnified Parties shall have no liability or responsibility for damage or injury to human health, the environment or natural resources caused by, or abatement and/or clean up of, or otherwise with respect to, Hazardous Substances as a result of the Agent or any Bank exercising any of its rights or remedies with respect thereto, including but not limited to becoming the owner thereof by foreclosure, including foreclosure on a judgment lien, or conveyance in lieu of foreclosure; provided that such indemnification as it applies to the exercise by the Agent or any Bank of its rights or remedies with respect to the Loan Documents shall not apply to claims arising solely with respect to Hazardous Substances brought onto such property by the Agent or such Bank while engaged in activities other than operations substantially the same as the operations previously conducted on such property by Borrower. The foregoing covenants of this Section shall be deemed continuing covenants for the benefit of the Indemnified Parties, and any successors and assigns of the Indemnified Parties, including, but not limited to, any transfer of the title of the Agent or any Bank or any subsequent owner of the property, and shall survive the satisfaction or release of any lien, any foreclosure of any lien and/or any acquisition of title to the property or any part thereof by the Agent or any Bank, or anyone claiming by, through or under the Agent or any Bank or Borrower by deed in lieu of foreclosure or otherwise. Any amounts covered by the foregoing indemnification shall bear interest from the date incurred at the Default Rate, shall be payable on demand, and shall be secured by the Security Agreements. The indemnification and covenants of this Section shall survive the termination of this Agreement and other covenants.

Section 8.14 Bond Financing Cooperation. It is acknowledged and agreed by the parties hereto that Borrower intends to seek Chapter 100 financing for the Project at or near the Completion Date, in accordance with the Economic Development Agreement between the Borrower and Carroll County, Missouri. In connection with this potential financing, Agent and the Banks may be requested and/or required to modify their Collateral position; Agent and the Banks agree to, at no additional cost to Agent and/or the Banks, reasonably cooperate with Borrower in its efforts to obtain such financing. Notwithstanding the above, the parties acknowledge and agree that under no circumstances shall Agent and/or the Banks be required to unreasonably modify their position with the respect to the Collateral in effort to facilitate Borrower’s desire to seek such additional financing with respect to the Project. However, Agent and the Banks both specifically acknowledge and agree that in order to effect the Chapter 100 financing as contemplated for the Project, Borrower shall be required to transfer fee ownership of the Project (including related real and personal property) to the County and in connection with this transfer, Agent will be required to release its security interest in such property. In connection with the transfer and release of such security interest, Agent and the Banks shall receive an assignment of the Chapter 100 Bonds and be given a first priority leasehold deed of trust on the Project as its replacement collateral.

Section 8.15. WAIVER OF JURY TRIAL. THE BORROWER, THE AGENT AND THE BANKS HEREBY IRREVOCABLY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT TO WHICH IT IS A PARTY OR ANY INSTRUMENT OR DOCUMENT DELIVERED THEREUNDER.

Section 8.16. Entire Agreement. THIS AGREEMENT, THE NOTES, AND THE OTHER LOAN DOCUMENTS REFERRED TO HEREIN EMBODY THE FINAL, ENTIRE AGREEMENT AMONG THE PARTIES HERETO AND SUPERSEDE ANY AND ALL PRIOR COMMITMENTS, AGREEMENTS, REPRESENTATIONS, AND UNDERSTANDINGS, WHETHER WRITTEN OR ORAL, RELATING TO THE SUBJECT MATTER HEREOF AND MAY NOT BE CONTRADICTED OR VARIED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OR DISCUSSIONS OF THE PARTIES HERETO. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES THERETO.

Section 8.17. Survival. All covenants, agreements, representations and warranties made by the Borrower in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Advances, regardless of any investigation made by any such other party or on its behalf and notwithstanding that Agent, the Issuer or any Bank may have had notice or knowledge of any Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as any Loan Obligations are outstanding and unpaid and so long as the Commitments have not expired or terminated. The expense reimbursement, additional cost, capital adequacy and indemnification provisions of this Agreement shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loan Obligations, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers and duly authorized, as of the date first above written.

BORROWER:

SHOW ME ETHANOL, LLC,
a Missouri limited liability company

____________________________
By: _____________________________
Title: ____________________________

AGENT:

FCS FINANCIAL, PCA

____________________________
By: _____________________________
Title: ____________________________

Address for Notices:
Three City Place Drive, Suite 870
St. Louis, MO 63141
Facsimile: 314-567-4678

BANKS:

FCS FINANCIAL, PCA

By: _____________________________
Title: ____________________________

Address for Notices:
Three City Place Drive, Suite 870
St. Louis, MO 63141
Facsimile: 314-567-4678

[signatures continued on the following page]

SOUTHWEST BANK OF ST. LOUIS

By: _____________________________
Title: ____________________________

Address for Notices:
13205 Manchester Road
St. Louis, MO  63131
Fax:  314-543-3377

AGRIBANK, FCB, as participant through FCS Financial, PCA

By: _____________________________
Title: ____________________________

Address for Notices:
______________________
______________________
______________________

COBANK, ACB

By: _____________________________
Title: ____________________________

Address for Notices:
______________________
______________________
______________________

[signatures continued on the following page]

1ST FARM CREDIT SERVICES, FLCA

By: _____________________________
Title: ____________________________

Address for Notices:
______________________
______________________
______________________

BANK MIDWEST, N.A.

By: _____________________________
Title: ____________________________

Address for Notices:
______________________
______________________
______________________

PROGRESSIVE FARM CREDIT SERVICES, FLCA

By: _____________________________
Title: ____________________________

Address for Notices:
______________________
______________________
______________________

Schedule 2.01(a)

Commitments

FCS Financial, PCA	$21,000,000.00
(AgriBank, FCB, participation commitment amount $5,000,000,00)

Southwest Bank	$10,000,000.00

CoBank, ACB	$5,000,000.00

1st Farm Credit Services, FLCA	$5,000,000.00

Bank Midwest, N. A.	$5,000,000.00

Progressive FCS	$2,000,000.00

Schedule 3.01(c)

Real Property

Schedule 4.01(a)

Description of Certain Transactions
Related to the Borrower’s Membership Interests

Schedule 4.01(f)

Description of Certain Threatened Actions, etc.

Schedule 4.01(k)

Office Locations; Fictitious Names; Etc.

Chief place of business:

Show Me Ethanol, LLC
807 West Main
Richmond, MO 64085

Accounting Records:

Show Me Ethanol, LLC
807 West Main
Richmond, MO 64085

Predecessor Names:

NONE

Schedule 4.01(n)

Intellectual Property

Schedule 4.01(p)

Exceptions to Environmental Compliance

Schedule 5.02(a)

Description of Certain Liens, Lease Obligations, etc.

EXHIBIT A

Borrower’s Equity

EXHIBIT B

Compliance Certificate

TO:	FCS Financial, PCA (the “Agent”)

Pursuant to that certain Construction and Term Loan Agreement dated _________, 2007, by and between Show Me Ethanol, LLC, a Missouri limited liability company (the “Borrower”), the Agent, and the Banks identified therein, and any amendments thereto and extensions thereof (the “Loan Agreement”), the undersigned hereby represents, warrants and certifies to the Agent and the Banks as follows:

1.
The financial statement(s) attached hereto are complete and correct in all material respects and fairly present the financial condition of the Borrower as of the date of said financial statement(s) and the result of its business operations for the period covered thereby;

2.
Repeats and reaffirms to the Agent each and all of the representations and warranties made by the Borrower in the Loan Agreement and the agreements referred to therein or related thereto, and represents and warrants to the Agent that each and all of said warranties and representations are true and correct as of the date hereof;

3.
No Event of Default (as that term is defined in the Loan Agreement), and no event which with the giving of notice or the passage of time or both would constitute an Event of Default, has occurred and is continuing as of the date hereof;

IN WITNESS WHEREOF, the undersigned has signed and delivered this Certificate to the Agent as of the ____ day of _________________, ____.

BORROWER:

SHOW ME ETHANOL, LLC
a Missouri limited liability company

By:__________________________________
Title: ________________________________

EXHIBIT C

Sworn Construction Statement

Show Me Ethanol Project Project Costs as of: ________ __, _____

Categories of Project Costs	Prior Expenditures (Debt&Equity)	Prior Draw Request	This Draw Request	Total Expenditures to Date	Closing Budget	Current Bank Approved Budget	Prior Equity*	Equity this Month (if any)	Cumulative Equity	Current Estimate of Total Project Costs	Expected Balance to Completion	Variance from Budget
	A	B	C	D=(A+B+C)	E	F	G	H	I=(G+H)	J	K=(J-D)	L=(J-F)

a. DIRECT COSTS:

Real Property

SUBTOTAL DIRECTS:

b. OTHER COSTS: (Including Independent Engineer, Financing Fees, Legal Fees, Interest During Construction, Commitment Fees and Taxes)

SUBTOTAL OTHERS:

c. CONTINGENCY:

TOTAL PROJECT COSTS:

EXHIBIT D

Form of Construction Promissory Note

PROMISSORY NOTE

$48,000,000.00	February ___, 2007

1. FOR VALUE RECEIVED, the undersigned, SHOW ME ETHANOL, LLC, a Missouri limited liability company (the "Borrower") promises to pay to the order of FCS FINANCIAL, PCA, as administrative agent (the “Agent”) for those Lenders (as set forth on Exhibit “A”, attached hereto and incorporated herein), the principal sum of Forty-eight Million Dollars ($48,000,000.00) or so much thereof as may be advanced by Lenders to, or for the benefit of, the Borrower and be outstanding with interest as set forth herein, to be computed on each Advance from the date of its disbursement pursuant to that certain Construction and Term Loan Agreement by and among the Borrower, Agent and Lenders of even date herewith (the “Loan Agreement”), and which remains unpaid, in lawful money of the United States and immediately available funds. All capitalized terms used and not defined herein shall have the meanings assigned to them in the Loan Agreement.

2.  The outstanding principal balance of this Promissory Note shall be payable and bear interest at the rates and in the manner set forth in the Loan Agreement.

3. The rate of interest due hereunder shall initially be determined as of the date hereof, as provided in the Loan Agreement.

4. Advances may only be made under this Promissory Note until the Conversion Date, after which no further Advances may be made hereunder. No amounts may be readvanced under this Promissory Note. Any principal repayment will reduce the Commitment.

5. All payments and prepayments shall, at the option of Agent, be applied first to any costs of collection, second to any late charges, third to accrued interest and the remainder thereof to principal.

6. This Promissory Note is issued pursuant to the terms and provisions of the Loan Agreement and is entitled to all of the benefits provided for in the Loan Agreement.

7. The Borrower promises to pay all actual and reasonable costs of collection of this Promissory Note, including, but not limited to, reasonable attorneys’ fees paid or incurred by the Agent on account of such collection, whether or not suit is filed with respect thereto and whether or not such costs are paid or incurred, or to be paid or incurred, prior to or after the entry of judgment.

8. On the Conversion Date, the entire outstanding principal balance of this note shall be converted into a term Note pursuant to the terms and conditions set forth in the Loan Agreement.

9. Demand, presentment, protest and notice of nonpayment and dishonor of this Promissory Note are hereby waived.

10. This Promissory Note shall be governed by and construed in accordance with the laws of the State of Missouri.

11. As used herein, the term “Event of Default” shall mean and include any one or more of the events specified as “Events of Default” in the Loan Agreement.

12. Both principal and interest are payable in lawful money of the United States of America to the Agent (as defined in the Loan Agreement).

SHOW ME ETHANOL, LLC
a Missouri limited liability company

By: _____________________________________
Name: ___________________________________
Title: ____________________________________

EXHIBIT “A”
LENDERS AND THEIR RESPECTIVE INTERESTS
IN THE PROMISSORY NOTE

LENDER	Percentage Interest

FCS Financial, PCA	43.7500%
(AgriBank, FCB, participation percentage 10.4167%)
Southwest Bank of St. Louis	20.8333%
CoBank, ACB	10.4167%
1st Farm Credit Services, FLCA	10.4167%
Bank Midwest, N.A.	10.4167%
Progressive Farm Credit Services, FLCA	4.1667%

EXHIBIT E

Form of Term Promissory Note

PROMISSORY NOTE

$48,000,000.00	February ___, 2007

FOR VALUE RECEIVED, the undersigned, SHOW ME ETHANOL, LLC, a Missouri limited liability company (the "Borrower") promises to pay to the order of _____________________________________,(the “Lender”) the principal sum of ____________________________Dollars ($___________) or so much thereof as may be outstanding, together with interest on any principal amounts outstanding calculated in accordance with the terms and conditions as set forth in that certain Construction and Term Loan Agreement by and among the Borrower, Lender, FCS Financial, PCA, as administrative agent and those other lenders set forth therein (the “Loan Agreement”), and which remains unpaid, in lawful money of the United States and immediately available funds. All capitalized terms used and not defined herein shall have the meanings assigned to them in the Loan Agreement.

1. The outstanding principal balance of this Promissory Note shall be payable and bear interest at the rates and in the manner set forth in the Loan Agreement.

2. The rate of interest due hereunder shall initially be determined as of the date hereof, as provided in the Loan Agreement.

3. All payments and prepayments shall, at the option of Lender, be applied first to any costs of collection, second to any late charges, third to accrued interest and the remainder thereof to principal.

4. This Promissory Note is issued pursuant to the terms and provisions of the Loan Agreement and is entitled to all of the benefits provided for in the Loan Agreement.

5. The Borrower promises to pay all actual and reasonable costs of collection of this Promissory Note, including, but not limited to, reasonable attorneys’ fees paid or incurred by the Lender on account of such collection, whether or not suit is filed with respect thereto and whether or not such costs are paid or incurred, or to be paid or incurred, prior to or after the entry of judgment.

6. Demand, presentment, protest and notice of nonpayment and dishonor of this Promissory Note are hereby waived.

7. This Promissory Note shall be governed by and construed in accordance with the laws of the State of Missouri.

8. As used herein, the term “Event of Default” shall mean and include any one or more of the events specified as “Events of Default” in the Loan Agreement.

9. Both principal and interest are payable in lawful money of the United States of America to the Lender.

SHOW ME ETHANOL, LLC
a Missouri limited liability company

By: _________________________________
Name: _______________________________
Title: ________________________________